As  filed  with  the  Securities  and  Exchange  Commission  on August 30, 2000.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (AMENDMENT NO. 1)

                        COMTECH CONSOLIDATION GROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

 DELAWARE                             7375; 8082                 76-0544385
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                                      Copies to:

        Comtech Consolidation Group, Inc.          T.  Deon  Warner
        10497 Town & Country Way                   Warner & Washington L.L.P.
        Suite  460                                 4410  Montrose  Blvd.
        Houston, Texas 77024                       Houston,  Texas  77006
        (713) 554-2244                             (713)  807-1007

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

     If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

                                 CALCULATION OF REGISTRATION FEE

                                   Proposed    Proposed
                                   Amount      Maximum           Maximum          Amount of
Title of Each Class of Securities  To Be       Offering Price    Aggregate        Registration
To be Registered                   Registered  Per Unit          Offering Price   Fee (2)
---------------------------------  ----------  ----------------  ---------------  --------------

Common Stock                       26,245,082  $       0.15 (1)  $     3,936,762  $     1,069.20


1.  The  proposed  offering  price  is  estimated  solely  for  the  purpose  of calculating the registration  fee.  Pursuant to Rule 457(c) the registration fee is based on $0.15 per share for the  Common Stock, the average of the high and low prices of the Common Stock reported on NASDAQ on  July  7,  2000.

2.  Previously  paid  on  July  12,  2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECRURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICIATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS FO ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED AUGUST 30, 2000


                                   PROPSECTUS

                        COMTECH CONSOLIDATION GROUP, INC.

--------------------------------------------------------------------------------

                     SECURITIES TO BE ISSUED BY THE COMPANY:

                        23,000,000 SHARES OF COMMON STOCK


                SECURITIES TO BE OFFERED BY SELLING SHAREHOLDERS:

                        3,245,082 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------



     Comtech Consolidation Group, Inc., a Delaware corporation (the "Company" or "Comtech"), is offering, upon the terms and conditions set forth herein, 23,000,000 shares of Common Stock, par value $.00967 per share ("Common Stock"), of the Company. In addition, nineteen shareholders of the Company are offering up to 3,245,082 shares of Common Stock to the public. For detailed information on who is selling their shares look on page 33 below under the Section entitled "Selling Security Holders."

     The Company's Common Stock is listed for trading on the NASDAQ Small Cap Market under the symbol "CCGI".
     The Company and the nineteen shareholders intend to sell the shares into the public market from time to time. The Company and the shareholders will negotiate with the market makers for the Company's Common Stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of sale.

     Purchase of Comtech's Common Stock involves risk. Please see the section below entitled "Risk Factors," which begins on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

     All prospective purchasers receiving this Prospectus are urged to read this Prospectus carefully.


                THE DATE OF THIS PROSPECTUS IS AUGUST ____, 2000

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SUMMARY FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . .    5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

YOU SHOULD NOT RELY ON
     FORWARD LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . .    8

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
 MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . .   11

DESCRIPTION OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . .   17

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .   28

DESCRIPTION OF OUR SECURITIES. . . . . . . . . . . . . . . . . . . . . .   29

INTEREST OF NAMED EXPERTS AND COUNSEL. . . . . . . . . . . . . . . . . .   31

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . . . . . . . .   31

RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .   31

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .   32

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . .   33

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   33

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . .   34

                               PROSPECTUS SUMMARY

Comtech  Consolidation  Group,  Inc.

     Comtech Consolidation Group, Inc., f/k/a Vending Group, Inc. ("Comtech" or the "Company") was incorporated on July 13, 1987 under the laws of the State of Delaware. Comtech is engaged in the acquisition and consolidation of business operations of small companies. Comtech currently operates A-1 Bayou, a home health care agency located in Jeanerette, Louisiana and owns EISP Corporation ("EISP"), a provider of high speed Internet access and other enhanced Internet services such as teleconferencing and broadcast faxing, and Networks On-Line, Inc. ("NOL"), a network integrator and internet service provider.

     Comtech has two leased offices, the main office is located at 10497 Town & Country Way, Suite 460, Houston, Texas, 77024 and the health care office is located at 9884 Greenwell Spring Road, Suite C, Baton Rouge, Louisiana 70814. Our main telephone number is (713) 554-2244.

The  Selling  Shareholders

     Nineteen Shareholders are using this Prospectus to sell shares of Comtech Common Stock to the public. Ten shareholders acquired their shares in exchange for professional services rendered on behalf of Comtech. Seven shareholders acquired their shares as a result of a private financing of Comtech's Common Stock and convertible Preferred Stock in 2000. One shareholder acquired its shares in exchange for past due employee wages accrued in 1998. 200,000 shares of Common Stock are being registered as part of the CCGI Settlement, a litigation settlement with various prior holders of Comtech's Preferred Stock. Such holders alleged they had rights to past due dividends and to convert their Preferred Stock holdings into 1,900,000 shares of Common Stock and Comtech disputed such rights. Both Comtech and the holders settled their disputes for the issuance and registration, when possible, of 1,900,000 shares of Common Stock for the holders.

Outstanding  Shares

     Comtech has issued two classes of stock: Common Stock and Preferred Stock. As of August 30, 2000, there were 28,341,714 shares of Common Stock outstanding and 9,839 shares of Preferred Stock outstanding. In addition, there are options and contract rights outstanding that could lead to additional shares of Common Stock being issued. We cannot determine at this time the number of additional shares that could be issued, because some of the contract rights are based on the future market price of our Common Stock.

SUMMARY  FINANCIAL  INFORMATION

     The Information for years 1999 and 1998 and the six months periods ended June 30, 2000 and 1999 is derived from the financial statements included at the end of this prospectus. The information for the six-month periods ended June 30, 2000 and 1999 have not been audited, but in our opinion, we have made all adjustments necessary for a fair presentation of the financial results for those quarters. Results for the six-month period ended June 30, 2000 are not indicative of the results that can be expected for the year.

STATEMENT OF                                                               JUNE 30       JUNE 30
OPERATIONS                                    YEAR ENDED     YEAR ENDED     2000          1999
                                               12/31/99      12/31/98    (UNAUDITED)   (UNAUDITED)
                                      ------------------------------------------------------------

Revenues                              $       1,576,011   $   751,558   $   973,160   $   883,415

Operating Expenses                            2,752,600     1,057,866       931,512       857,134
                                      ------------------  ------------  ------------  ------------

Operating Income
(Loss)                                       (1,176,589)     (306,308)       41,648        26,281

Other Income (Loss)                              (4,617)      (27,925)          (67)       (1,862)

Income (Loss) from
Discontinued Operations                      (1,910,372)    1,049,818            --     1,613,719
                                      ------------------  ------------  ------------  ------------

NetIncome/(Loss)                      $      (3,091,578)  $   715,585   $    41,581   $ 1,638,138
                                      ============================================================

NetIncome/(Loss)
  Per Share                                      $(0.13)        $0.04   $      0.00   $      0.08
                                      ============================================================
Weighted Average
 Number of Shares
 Outstanding                                 24,634,045    16,312,361    27,684,379    19,641,600


BALANCE SHEET                                                              JUNE 30      JUNE 30
DATA                                          YEAR ENDED    YEAR ENDED      2000         1999
                                               12/31/99      12/31/98    (UNAUDITED)  (UNAUDITED)
                                      ------------------------------------------------------------

Working Capital                       $          21,710   $    40,505   $    41,696   $    21,710

Total Assets                                    948,071     2,683,897     1,341,254       948,071

Long-term Liabilities                           545,114       417,136       294,014       545,114

Total Liabilities                             1,409,894     1,042,128     1,366,326     1,409,894

Shareholders'
  Equity                                       (461,823)    1,641,769       (25,072)     (461,823)

                                  RISK FACTORS

     You should carefully consider the risks described below before buying our Common Stock. If any of the risks described below actually occurs, that event could cause the trading price of our Common Stock to decline, and you could lose all or part of your investment

We  may  not  become  profitable

     From inception though June 30, 2000, we had a capital deficit of $25,072. From June 30, 1999 to June 30, 2000, our working capital increased from $21,710 to $41,696. Unless our revenues increase significantly, we will increase our capital deficit.

Our Accountants' have included a paragraph in their opinion expressing some doubt about the Company's ability to continue to operate

     The Company's independent certified public accountants included an explanatory paragraph in their opinion with respect to the Company's financial statements to reflect the recurring losses from operations have raised substantial doubt about the ability of the Company to continue as a going concern. The Company's internally generated cash flows from operations have historically been, and continue to be, insufficient for cash needs. The Company has, therefore, relied upon external equity financing to continue its operations.

We  have  a  need  for  additional  cash

     Our efforts to develop and grow our Internet service business has required, and will continue to require, us to invest in infrastructure and systems development. In addition, in our health care business, our reliance on government programs such as Medicare and Medicaid to fund our healthcare operations puts our prospective revenues at risk due to the delays in payment and potential for those agencies to hold back payments and seek repayment of previously paid revenues. The Company has incurred substantial losses since inception and expects to continue to incur losses through the fourth quarter of 2000. Also, we expect to need additional investment money in the future. Currently, we do not have sufficient capital to meet our projected cash requirements over the next 6 months. The Company expects to satisfy its cash shortages with (i) the sale of additional shares of Common Stock pursuant to private financed investments, (ii) the proceeds of the sale of the securities in this prospectus and (iii) the proceeds of a bank line of credit, which the Company is presently seeking to obtain. If we experience greater than anticipated cash needs, or if the implementation of our operating strategy fails to produce the revenue growth and cash flows we expected or if additional sources of cash are needed earlier than currently anticipated, we may not be able to continue operations. To understand our cash needs, see the section below entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

There is risk in growing to fast; we also have risk due to the recent management changes

     The Company's growth has placed, and is expected to continue to place, a significant strain on the Company's limited management. We do not have enough money to hire additional administrative, operational, financial and technical people to assist the current management with operating Comtech. Comtech has had recent changes in its chief executive officer and chief financial officer over the past two years and the current chief executive officer and chief financial officer have worked together since December 1999. The Company believes it will need, both in the short term and the long term, to hire additional qualified administrative and management employees to assist with its operations. If we are unable to find qualified employees or to retain them, our growth could be negatively affected.

Our core businesses are highly competitive and we may not be able to compete with others in our industries.

     If our computer systems should break, our revenues from that business could drop and therefore any profits that we expected to make would also drop.

Lack  of  Long-Term  Customer  Contracts

     The majority of our Internet services are performed pursuant to purchase orders from customers and not though long-term contracts. Because our contracts are short-term, we could lose a significant number of them at any one time and therefore end up with less revenue.

The  Pricing  for  Internet  Services  is  Uncertain

     Prices for Internet services continue to fall each year. We expect these prices to continue to fall. As a result, we have to constantly update our pricing schedules to compete for customers. If we do not keep our pricing schedule competitive, we could lose business.

The technology in our businesses (especially the Internet business) change every year

     Any new technological changes that we do not keep up with could hurt our ability to compete. Because of our lack of operating cash, we may not be able to keep up with the new technology in our industries.

     The Company uses the Internet to conduct most of its EISP and NOL business. If the Internet is shut down or if the government begins taxing transmissions on the Internet, then the Company's revenues from the Internet could either stop or significantly be reduced. The Company's future success will depend on its ability to route its customers' traffic through the Internet and through dedicated and/or partially dedicated data network lines. The Company depends on the existence and use of the Internet and other methods of transmission to generate revenues from its customers.

     The Company does not have any patents or other protected rights in its names, software or equipment.

     Part of the Company's strategy is to acquire customer databases from other businesses. The Company also plans to get access to the other databases by entering into strategic alliances with companies that have large customer databases, switching capabilities or existing networks. Comtech will finance any future acquisitions, investments or strategic alliances with either additional shares of Comtech's Common Stock or through the issuance by Comtech of debt securities. There are many risks associated with issuing equity or debt for acquisitions, including, but not limited to, (i) the difficulty of identifying appropriate acquisition candidates, (ii) the difficulty of assimilating the operations and personnel of the respective entities, (iii) the potential disruption of the Company's ongoing business, (iv) the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, (v) the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, (vi) the inability of Comtech to maintain uniform standards, controls, procedures and policies between its operations and the acquired company's operations and (vii) the relationships problems among employees and customers as a result of changes in management.

     Both of the Comtech's business units are subject to government regulation and oversight. Comtech's EISP and NOL divisions are subject to regulation by the Federal Communications Commission (the "FCC"), by various state public service and public utility commissions and by various international regulatory authorities. Generally, the FCC has chosen not to closely regulate the charges or practices of non-dominant carriers. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. If this happens, it could cost Comtech more dollars to operate and therefore decrease Comtech's revenues. Comtech's EISP and NOL businesses are also subject to federal and state laws regulating the unsolicited transmission of e-mail transmissions for advertisement purposes. Comtech has adopted a policy to refrain from transmitting e-mail advertisements except to the Company's own customers and other recipients who have expressed an interest in receiving the transmitted information or otherwise have given their permission to receive such transmissions.

     The Company's healthcare division is also subject to various state and federal laws that regulate the relationships between patients and the providers of health care services. These laws include the fraud and abuse provisions of the Social Security Act, which include "anti-kickback" and "anti-referral" laws. The "anti-kickback" laws prohibit the solicitation, payment, receipt, or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. The "anti-referral" laws impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to Comtech's healthcare division, could result in significant loss of reimbursement.

Reimbursement;  Trends  and  Cost  Containment

     Comtech's healthcare business is subject to the same cost cutting trend that the rest of the healthcare industry is experiencing. Comtech's management believes that these trends will continue to result in a reduction of revenues.

     There is no market maker providing strong support for our Common Stock. As a result, our Common Stock is low-priced, thinly traded, and subject to relatively wide swings in price. The public trading market for the Company's Common Stock has a minimal trading volume (approximately 200,000 shares per day) and there can be no assurance that the trading market will improve. For the past year, with the decline in Comtech's business results and the closing of many of its operating subsidiaries, interest in Comtech's Common Stock within the investment community has waned. Unless interest in the Common Stock and a thriving market for the Common Stock emerges, you may find it impossible to sell Comtech shares at a profit, and may find it difficult to sell them at all.

     The shares of Comtech Preferred Stock will be converted into large numbers of shares of Common Stock, which will dilute the value of your shares. In addition, any additional sells of shares of Common Stock may dilute the value of your shares.

     Comtech has issued and outstanding 6,355 shares of Class B Preferred Stock with a face value of $100.00 per share. The Preferred Stock (plus an 8% annual accrual) will be converted into Common Stock at a rate equal to 80% of the then current market price of the Common Stock. Assuming a price of $0.15, the conversion of all of the Class B Preferred Stock would convert into 5,295,833 shares of Common Stock.


     Comtech has issued and outstanding 3,484 shares of Class E Preferred Stock with a face value of $100.00 per share. The Preferred Stock (plus an 8% annual accrual) will be converted into Common Stock at a rate of 650 shares of Common Stock for each 1 share of Preferred Stock. If all of the Class E Preferred Stock were converted into Common Stock, it would convert into 2,264,600 shares of Common Stock.

     Comtech's management has the authority to issue up to 1,000,000 shares of preferred stock and up to an additional 71,658,296 shares of Common Stock.

                YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS

     This Prospectus contains forward-looking statements, including statements regarding Comtech's future plans and growth strategies and anticipated trends in the industry. Among the forward-looking statements are descriptions of our plans to acquire other companies, to increase our revenues and to raise additional capital. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Comtech in its efforts to develop and market its services, including factors discussed in the section above entitled "Risk Factors," above, as well as factors we have not foreseen. In addition, changing circumstances may cause us to determine that a change in plans will be in the best interests of Comtech.

                                 USE OF PROCEEDS

     Management of the Company expects the net proceeds from the Offering to be approximately $3,350,000 after deducting estimated expenses assuming 23,000,000 shares of Common Stock registered hereunder are sold at a price per share of $.15 and the Company's offering expenses do not exceed $100,000. The Company will use the proceeds, if any, from the sale of the shares of Common Stock (i) to retire vendor payables and other debt of the Company, (ii) to pay expenses associated with registering shares for the selling shareholders and (iii) for general corporate purposes. The Company's current vendor payables and other debt approximate $1,277,997 and its general corporate needs for the period July 2000 thru June 2001 are expected to be $1,397,893.


                                 DIVIDEND POLICY

     Comtech has never declared or paid any dividends on its Common Stock to date. The current policy of the Board of Directors is to retain earnings, if any, to provide funds for operating and expansion of the Company's business. The Company is required to pay dividends on all outstanding classes of Preferred Stock prior to payments, if any, of dividends on its Common Stock. As of June 30, 2000, the Company had accrued, but unpaid, dividends of $74,318 on its Preferred Stock.


                                 CAPITALIZATION

     As of August 30, 2000, there were 28,341,714 shares of Common Stock outstanding and other securities of Comtech convertible into shares of Common Stock.

     The following table identifies the other securities convertible into shares of Common Stock as of August 30, 2000.

                                         Number of Shares of  Number  of  Shares
    Derivative Securities                Preferred Stock      Of Common Stock Isssuable
    ---------------------                -------------------  -------------------------
    Class B Preferred Stock (1)                        6,355        5,295,833

    Class E Preferred Stock (2)                        3,484        2,264,600

    Incentive Stock Options
    Exercisable at $0.33                                   -          966,500

    Incentive Stock Options
    Exercisable at $0.195                                  -        1,265,831

    Other Stock Options
    Exercisable at $0.16                                              100,000

                         Total:

    Common Stock currently outstanding                             28,341,714
                                                                   ----------

                         Total:                                    38,234,478

--------------------

1.     Based  on  a  conversion  price  of  $0.15  per  share  of  Common  Stock.
2.     Based on a conversion rate of 650 shares of Common Stock for each share of Class E Preferred Stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded on the OTC Bulletin Board under the symbol "CCGI." The Company' authorized capital stock consist of 100,000,000 shares of common stock, $.00967 par value, of which 28,341,714 shares were issued and outstanding as of August 30, 2000 and 1,000,000 shares of preferred stock, $.01 par value, of which 9,839 shares were issued and outstanding as of August 30, 2000.

     As of June 30, 2000, the approximate number of holders of record of the common stock of the Company was [3,600].

     The Company has never paid any cash dividends in the past and anticipates that for the foreseeable future all earnings, if any, will be retained to finance growth and to meet working capital requirements.

     The Common Stock is traded over the counter on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The high and low of the sales price for the Common Stock for the past four quarters is as follows:


             DATE                HI SALES PRICE    LOW SALES PRICE
      --------------------       --------------    ---------------
      THIRD QUARTER 1999              .1.02             .375

      FOURTH QUARTER 1999             .65               .25

      FIRST QUARTER 2000              .85               .28

      SECOND QUARTER 2000             .19               .28

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for the years ended December 31, 1999 and 1998 and the six months ended June 30, 2000 and 1999. It should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus. The following information contains forward-looking statements. For a discussion of certain limitations inherent in such statements, see "Risk Factors - Forward Looking Statements."

OVERVIEW

STATE  OF  THE  COMPANY  AT  THE  CHANGE  OF  MANAGEMENT

     A change of management occurred in the first quarter of 2000. It included the appointment of three independent board members and the election of Walter Davis as Chief Executive Officer and Lamont Waddell as Chief Financial Officer. At that point in time morale was low, stock values were in decline and the company was in poor financial condition due to significant management problems and in part to the closure of most of its healthcare subsidiaries.

NEW  MANAGEMENT'S  PHILOSOPHIES

     The new management team of Comtech decided to redirect the Company to take advantage of the growth of the Internet industry. Management intends to refocus the Company's operations to technology and technology related aspects of the Internet industry. Management made several changes to help meet its Capital needs and to hold unto key employees. First, we established relationships with investment-banking firms to assist us with our capital needs. Second, we recently submitted a proposal to our shareholders to prepare an employee stock option plan so we might compensate our key executives and the board. Because we believe the Company's best area of growth is in the Internet, we are channeling our hiring, joint ventures ad other operational plans toward EISP and NOL-our subsidiaries in that industry.


FUTURE  PLANS  AND  PROSPECTS

       The Company intends to acquire Internet related companies by issuing shares of the Company's stock. As of the date of this report, management has begun seeking discussions with potential merger and acquisition candidates, but there are no definitive agreements between the Company and any merger candidates. Current management recognizes that some of the Company's prior acquisitions negatively impacted the Company. As a result, we have established a due diligence team to Assist us with our review of acquisition candidates.

CERTAIN  ACCOUNTING  POLICIES

New  Accounting  Pronouncements

     In June 1998, the Financial Accounting Standards board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 established standards for accounting and reporting of derivative financial instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management is currently in the process of assessing the impact of SFAS No. 133 to the Company.

     In December 1998, the AICPA issued Statement of Position (SOP) No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and recognized in accordance with SOP No. 97-2. The Company will be required to implement SOP No. 98-9 for the year beginning Jan. 1, 1999. SOP No. 98-9 also extends the deferral of the application of SOP No. 97-2 to certain other multiple element software arrangements until the date SOP 98-9 becomes effective. The Company does not expect a material change to its accounting for revenues as a result of the provisions of SOP 98-9.

Summary  of  Significant  Accounting  Policies

(a)  Revenue  Recognition

     The Company recognizes revenue in accordance with Statement of Position No. 97-2, Internet Revenue Recognition. Internet license revenue is recognized when all of the following criteria have been met: there is an executed license agreement, software has been shipped to the customer, no significant vendor obligations remain, the license fee is fixed and payable within a month and collection is deemed probable. Maintenance revenues are recognized ratably over the term of the contract, typically 3 - 12 months. Consulting and other revenues are recognized when services are performed.

     Deferred revenue represents payment received or amounts in advance of services to be performed.

(b)  Software  Development  Costs

     Software development costs are expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to establishing technological feasibility are capitalized and amortized over their estimated useful lives. During 1999 and 1998, no software development costs were capitalized.

(c)  Comprehensive  Income

     Comprehensive income represents the change in stockholders' deficit resulting from other than stockholder investments and distributions. Accumulated other comprehensive income (loss) in the consolidated statements of stockholders' deficit is solely comprised of the accumulated foreign currency translation adjustment.

(d)  Net  loss  per  Share

     Basic loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of share outstanding during the period. Diluted earning per share recognizes the potential dilution caused by stock options and warrants determined by the treasury stock method and the effects of convertible debt.

(e)  Stock-based  Compensation

     The Company uses the intrinsic value-based method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for employee stock options. Under the intrinsic value method, compensation expense is recorded only to the extent that the market price of the common stock exceeds the exercise price of the stock option on the date of grant.

(f)  Income  Taxes

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized at the enacted rates for the future tax consequences attributable to differences between financial statement carrying amounts of existing tax assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

(g)  Fair  Value  of  Financial  Instruments

     The carrying value of the Company's financial assets and liabilities, because of their short-term nature, approximates fair value. The carrying value of notes payable and long-term debt approximates fair value because the current rates approximate market rates available on similar instruments.

(h)  Cash  and  Cash  Equivalents

     Cash equivalents consist of highly liquid money market accounts carried at cost plus accrued interest, which approximates market value. All cash equivalents have remaining maturities of 90 days or less.

(i)  Stock  Subscription  Receivable

     Stock subscription receivables that are paid in full by the subscriber prior to the date the financial statements are issued are reflected as a current asset.

(j)  Property  and  Equipment,  Net

     Property and equipment consists of property, equipment, furniture and computers and are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, which generally range from three to seven years.

(k)  Advertising  Costs

     Advertising costs are expensed as incurred. Advertising costs totaled approximately $156,000 and $130,000 for the years ended December 31, 1999 and 1998, respectively.

(l)  Business  and  Credit  Concentrations

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company sells principally to resellers and end users in the United States, Australia, and Europe. The Company performs ongoing credit evaluations of its customers and has not experienced significant credit losses in the past.

(m)  Impairment  of  Long-lived  Assets  and  Assets  to  be  Disposed  Of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generate by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(n)  Use  of  Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of those assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

RESULTS  OF  OPERATIONS

SIX  MONTHS  ENDED  JUNE  30,  2000  COMPARED  TO SIX MONTHS ENDED JUNE 30, 1999

     Total revenues for the six months ended June 30, 2000 and 1999 were $973,160 and $883,415, respectively, which is an increase of $89,745 or approximately %10. This increase was primarily attributable to an increase in healthcare revenues from the current operating entities.

     Net earnings for the six months ended June 30, 2000 and 1999 were $41,581 and $1,638,138, respectively, which represents a decrease of $1,596,557, or 97.5%. The decrease in net earnings for this period is primarily due to (i) the disposal of the majority of the Company's healthcare facilities in 1999 which resulted in a significant loss in revenues in 2000 and (ii) $837,839 of earnings posted in the first two quarters of 1999 from the discontinued healthcare operations.

YEAR  END  DECEMBER  31,  1999  COMPARED  TO  DECEMBER  31,  1998

     Total revenues for 1999 of $1,576,011 represents an increase of $824,453 or 109% increase from revenues of $751,558 in 1998. This increase was primarily due to increased revenues from the Company's health care facilities in 1999, acquisition of new health care facilities in 1999 and an aggregate five-month operating period for the Company's health care facilities in 1998.

     The Company reported a net loss of $3,091,578 in 1999 as compared to net income of $715,585 in 1998. The amount of the net loss in 1999 from 1998 is primarily due to (i) higher operating expenses in 1999, (ii) an increase of $969,396 in corporate expenses in 1999 and (iii) losses in 1999 aggregating $1,910,372 from the discontinued health care operations. The increase in corporate expenses is due to the accrual of approximately $400,000 in expenses related to settled and pending litigation, $71,000 in legal expenses, $374,000 in expenses for investor relations paid in stock, $86,000 in bad debts related to loans to subsidiaries, and $113,000 in compensation to officers.

LIQUIDITY  AND  CAPITAL  RESOURCES

     During the first two quarters of this year, the Company raised $240,500 through private sales of the Company's Class E Preferred Stock and Common Stock. The Company sold 2,118 shares of its Class E preferred stock at $100 per share and 549,526 shares of its Common Stock. The funds were used to pay for corporate operations. The Company is currently in negotiations with an investor to raise additional private equity capital for the Company. The Company has immediate cash requirements that will require it to raise additional capital immediately.

SUBSIDIARY  OVERVIEW

     NETWORKS ON-LINE, INC. (NOL) is a wholly owned subsidiary of Comtech whose primary business is providing high speed Internet Access, Video Conferencing, Web Hosting and other bundled Internet Services. Management's goal is to build the revenue base of Networks On-line, Inc. from its current base of approximately $550,000 annually, to over $2 million annually during the next twelve months. To accomplish this task, management will hire an experienced ISP operator whose compensation will be performance based and incentive laden to promote achievement of Company's goals. Comtech will also seek to grow NOL through acquisitions and groom NOL for a potential spin-off to increase shareholder value. All of the operations of EISP (which are not significant) are captured in the financial and other information for NOL.

     Networks On-Line has several different types of clients, each on month-to-month contracts. Either party may cancel these contracts at the end of the current month. As of May 10, 2000, approximately 15 of NOL's accounts were co-located, Ethernet, or T-1 accounts. These accounts generate approximately $6,000 in monthly billings. NOL also provides ISDN services. The company has over 100 clients receiving ISDN service. These accounts generate nearly $13,000 in monthly billings. Some of the accounts that NOL has are billed on a quarterly or semi-annual basis, but these amounts have been averaged in to the above calculations for simplicity.

     The loss of one or two clients would not decrease NOL's revenues significantly. NOL has a sufficiently diverse client base that it would survive. However, with the levels of competition in this marketplace, NOL will need to develop a strong marketing team to expand its client base and generate additional income.

     A-ONE BAYOU is a wholly owned subsidiary of Comtech. A-One Bayou operates in the home health care industry. A-One Bayou has grown its current operations to generate annual revenues of approximately $1.5 million. Last year the company opened a second office in the Jeanerette, Louisiana area. A-One Bayou is managed and operated by Karvett Queen. Ms. Queen is responsible for the growth of A-One Bayou, having opened the second branch office last year and continues to manage the day-to-day operations of A-One Bayou.

     The Company's health care subsidiaries have agreements with third-party payers (primarily Medicare and Medicaid programs) that provide for payments to the Company at amounts different from its established rate for services and supplies. Payment arrangements include prospectively determined rates, reimbursed costs, discounted charges, and other arrangements. Patient service revenue is reported at the estimated net realizable amounts from patients, third-party payers, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payers. Retroactive adjustments are recorded on an estimated basis in the period the services are rendered and adjusted in the future periods, as final settlements with the payers are determined.

     No agency should be 100% dependent upon a program such as Medicare or Medicaid. Home health care agencies must be diverse enough to attract revenue from private sources as well as the federal government. A-One is seeking private sources such as private insurance companies. In order to qualify with the larger insurance companies such as Blue Cross or Prudential, the agency must be JACHO certified and presently, A-One holds this certification.

     Referrals are generated by physicians. It is imperative that A-One continue to be able to attract and consult with the doctors in its service area to generate referrals. Due to the Company's current cash flow difficulties, A-One is not able to attract the physicians with the larger patient base within its service area.

     As outlined below, A-One provides a variety of services that are billed at varying rates.

Services                            Cost
RN                                  $18.30/  visit
LPN                                 15.30/visit
HHA                                 12.00/visit
Medical  Social  Worker             45.00/visit
Physical/Occupational Therapist     45.00/visit
Medical  Directors                  750.00/month


MARKETING  ANALYSIS

     Currently,  our  subsidiaries  operate  in  two  basic  market  segments:
technology and healthcare. Each segment is highly fragmented with the major players putting tremendous pressure on the smaller companies to complete. As mentioned above, we are phasing out the purely healthcare segment of our business and moving it toward ecommerce &healthcare ecommerce. As a thinly capitalized company, Comtech is always searching for under-served or niche sectors of the market. By identifying these opportunities, Comtech seeks to provide the consumer with superior service while also partnering with the smaller retailers nationally, giving them a competitive edge as they compete for market share against the larger companies.

     One such sector management has identified is the e-medical sector. This sector has been slow to see the value of the new economies convergence of the Internet (or "clicks and bricks"). We hope to merge our healthcare experience with our Internet experience to find ecommerce business opportunities in healthcare.

     Management seeks to exploit business-to-business opportunities by providing smaller healthcare facilities with the ability to utilize the Internet to conduct business.

MARKETING  PLAN

     The Company intends to increase marketing efforts across the board for all subsidiaries in a cost-effective manner. Management will develop a defined and targeted marketing campaign for Networks On-Line, Inc. through a variety of print and media advertising and marketing programs. These programs will be designed to expand the subscriber base of NOL, while generating additional revenue streams for the company. Additional, experienced marketing personnel will be brought on board to assist in implementing this marketing plan.

     In addition, we plan to market our move to healthcare business-to-business Internet opportunities. Currently, we do not have any such opportunities, however, we believe that opportunities do exist in the market.

FINANCIAL  PLAN

     Management's goals are to increase revenues to $5 to $10 million dollars over the next 12-month period, with revenues increasing to over $20 million dollars in 24 months. The company plans to grow revenue through internal growth and acquisitions, with the acquisitions financed primarily through the issuance of restricted common shares or preferred stock. Management plans to complete a private placement of common stock to properly fund the operations of the parent company.

     The increase in profits generated by acquiring profitable companies and providing superior, cost effective management and back office functions will provide Comtech with the necessary capital to grow the company.

CONCLUSION

     By successfully executing the Company's business plan, we believe that the Company will be able to grow into a profitable entity. With the tremendous consolidation and spin-off opportunities available to the Company, we

EXTRAORDINARY  LOSSES

     During 1999, a number of the health care facilities (6) in Louisiana owned by the Company's subsidiary, Professional Management Providers, Inc. were operating under Chapter 11 of the U.S. Bankruptcy Code. As a result of several disputes and lawsuits with former management of the subsidiary, the Trustee in bankruptcy closed the six subsidiary corporations of Home Care Center, Inc. in July 1999. Thereafter, the Company closed three of the remaining four facilities in Louisiana, and transferred ownership of the remaining one to the parent company. The one remaining facility was still in operation at December 31, 1999.

     In addition, the Company made several acquisitions during 1999 through its Unique Dawning, Inc. (UDI) subsidiary without board approval or corporate involvement. These facilities proved unmanageable, and as a result, Unique Dawning, Inc. was placed in Chapter 11 of the Bankruptcy Code in September 1999. Subsequently, the Trustee transferred the filing to Chapter 7, which provides for liquidation. The Chief Financial Officer at the time and most of management disagreed with a two-member Board decision to place Unique Dawning, Inc into bankruptcy. The Board not only placed UDI into bankruptcy, the interim
President asked the bankruptcy count to appoint a trustee to manage the operations of UDI. UDI was placed into bankruptcy based on an internal conflict between two board members. Once the trustee was appointed, UDI doctors transferred the patients to other health care facilities; therefore, the trustee was forced to close the facility.

     As a result of these events, the Company recognized losses on the closing and disposal of the twelve facilities (nine under Professional Management Providers, Inc. and three under Unique Dawning, Inc.). The losses were as follows:

   Professional  Management  Providers,  Inc.      $2,088,367
   Unique  Dawning,  Inc.                             639,273
                                                   ----------
                                                   $2,727,640
                                                   ==========

     The current management of the Company is certain that controls are in place that will assure shareholders that sound business practices will be used in the future.

LIQUIDITY

     During February and March 2000, the Company raised $200,000 through a private placement. The Company sold 2,000 shares of its Class E preferred stock at $100 per share. The funds were used to pay for corporate operations. The Company is currently in negotiations with a current investor to raise additional equity capital for the Company. The Company also plans to obtain additional equity financing through a private placement within the next sixty days. There can be no assurance that the Company will be successful in these efforts.

CAPITAL  RESOURCES

     The Company's current assets represented 15% of current liabilities at December 31, 1999 as compared to 74% at December 31, 1998. Current liabilities exceeded current liabilities by $733,063 at December 31, 1999. At December 31, 1999, the Company primarily had two operational subsidiaries: one health care subsidiary located in Louisiana and one Internet Service Provider located in Houston, Texas. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities. Based on this liquidity problem, the Company's external auditors' report on the 1999 consolidated financial statements included a fourth paragraph noting a going concern problem. Based on discussions with the external auditors, if the Company is able to resolve this problem by obtaining additional equity funding, the auditors are willing to review the Company's current situation and, if conditions have improved, the firm is willing to reissue their report without noting the going concern problem.

     Management believes that actions presently being taken to obtain additional equity financing through a private placement and pursuing acquisitions and increasing sales in the technology sector will provide the Company with the opportunity to continue as a going concern.

RESULTS  OF  OPERATIONS  BEFORE  DISCONTINUED  OPERATIONS: 1999 COMPARED TO 1998

     Total revenues for 1999 of $1,576,011 represents an increase of $824,453 or 109.7% increase from revenues of $751,558 in 1998. This increase is due to revenue from health care facilities being reported for twelve months in 1999 as compared to five months in 1998.

     The Company reported a net loss before extraordinary items of $1,181,206 in 1999 as compared to net loss of $334,233 in 1998. The $846,973 decrease from 1998 is primarily due to an increase in operating expenses, including and increase of $969,396 in corporate expenses. The increase in corporate expenses is due to the accrual of approximately $400,000 in expenses related to settled and pending litigation, $71,000 in legal expenses, $374,000 in expenses for investor relations paid in stock, $86,000 in bad debts related to loans to subsidiaries, $113,000 in compensation to officers.

FUTURE  OPERATIONS

As noted in the description of the business section of the document, management has changed the focus of the Company to pursue the technology industry with emphasis on Internet related businesses. The Company intends to acquire Internet related companies by issuing shares of the Company's stock after stock registration. As of the date of this report, management of the Company has had preliminary discussions with potential merger or acquisition candidates, but there is no definitive agreement between the Company and any merger candidates. In the event the Company does enter into an agreement with such a third party, the new Board of Directors does intend to obtain certain assurances of the value of the target entity assets prior to consummating such a transaction. Current management has established a due diligence team to prevent the type of transactions that have negatively impacted the Company in the past.


                           DESCRIPTION OF THE BUSINESS

     Our Company was initially incorporated on July 13, 1987 under the laws of the State of Delaware. The Company was in the development stage from inception until August 12, 1997, at which time it acquired all of the capital stock of Networks On-Line, Inc. ("NOL"), a network integrator and Internet service provider and began operations.

     Comtech was originally in the business of growing sales revenues and earnings through consolidation (acquisition) of privately held operating entities under its two tier corporate holding structure. As acquisitions were made, the Company formed a Subsidiary Holding Company, specifically structured as a financing vehicle to fund ongoing expansion around the business initially acquired. This two tier corporate holding structure was established to provide a means of raising operating capital without dilution to the Company shareholders. It also allowed the Subsidiary Holding Company to develop its own market identity, separate and apart from that of the Company. The objective of this system was to continue to grow the business of its Subsidiary Holding Company, thereby increasing sales revenue and earnings.

     To date the Company has acquired or consolidated with five businesses: two in the Internet industry and three in the healthcare industry.

     In February of 1998, the Company acquired Professional Management Providers, Inc. (PMP), a Baton Rouge, Louisiana based corporation. PMP is a management consulting company for home health care providers, with customers located in Texas and Louisiana. PMP was established as a subsidiary holding company for acquisitions of home health care agencies.

     In April 1998, the Company acquired Unique Dawning, Inc. (UDI), a Texas Corporation. UDI, headquartered in Houston, operated specialized health care center (partial hospitals) providing services to outpatients, with centers located in Texas and Louisiana. UDI was established as a subsidiary holding company for acquisitions of partial hospitals.

     From February 1998 through June 1999, PMP acquired a number of healthcare businesses.

     In second quarter of 1999, Comtech decided to abandon the Subsidiary Holding Company concept because of its lack of control over the Subsidiary Holding Companies. The Company did not realize how much control it had actually lost until it tried to change its method of managing the day-to-day operations of the subsidiaries. In doing so, the Company lost a significant amount of operations in the health care division.

     In July 1999, the Company lost seven of the eight operating health care facilities of PMP. The only surviving operating health care entity of PMP was A-1 Bayou, a home health care agency located in Jeanerette, Louisiana. In December 1999, the Company transferred the ownership of A-1 Bayou directly to Comtech.

     In September 1999, the Company closed four of the five operating health care facilities of UDI.

     As of December 1999, Comtech has only three operating subsidiaries, A-1 Bayou, engaged in health care, and NOL and EISP both engaged in Internet related businesses.

     Due to the significant management problems noted in 1999, the Company has changed its method of managing it subsidiaries. Comtech, the holding company, now directly manages the financial and administrative operations of all of its subsidiaries.

     In early 2000, the new management team of Comtech decided to refocus the Company to capitalize on the tremendous growth of the Internet. The fact that Comtech already owns NOL and EISP (Internet service providers) facilitates this refocus. Comtech will play a major role in the technology arena and will attempt to grow rapidly through acquisitions. Management feels that by changing the direction of the Company to focus more fully on technology related companies, Comtech will be opening the door to numerous business possibilities.

     Along with NOL, the Company acquired EISP Corporation (Enhanced Internet Service Provider), a Texas corporation. EISP's mission was to develop market enhanced Internet services, i.e. video teleconferencing, faxing to be bundled with its standard Internet services. The Company operations from EISP have been immaterial and many of the operations that EISP was to conduct have been preformed by NOL.

     Networks On-Line/EISP - NOL is a wholly owned subsidiary of Comtech whose primary business is providing high speed Internet access, video conferencing, web hosting, and other bundled Internet services. Management's goal is to build the revenue base of Networks Online during the next eighteen months. To accomplish this task, management hired an experienced ISP operator whose compensation is performance-based and incentive-laden to promote achievement of company goals. Comtech will also seek to build NOL through acquisitions and groom the company for a potential spin-off to increase shareholder value.

     A-One Bayou Home Health 2000, Inc. - A-One Bayou is a wholly owned subsidiary of Comtech. A-One Bayou operates in the home health care industry. A-One Bayou has grown its current operations. Last year, the company opened a second office in the Jeanerette, Louisiana area. A-One Bayou is managed and operated by a seasoned health care professional with more than ten years' managerial experience. This professional is responsible for the growth of A-One Bayou, opening the second office last year, and continues to manage the day-to-day operations of A-One Bayou.

     A-One Bayou is the only home health agency located in Jeanerette, Louisiana. A-One Bayou specializes in providing quality health care in the home environment. A-One Bayou has a second branch located in Morgan City, Louisiana, which is located directly across from Lakewood Hospital. There are two other home health care agencies in Morgan City.

     A-One  Bayou  provides  the  following services: RN, LPN, Home Health Aides
(HHA), Medical Social Services, Physical and Occupational Therapist. A-One Bayou specializes in providing Psychiatric and Pediatric Nursing.

     Since its acquisition in October of 1998, revenue for A-One Bayou increased to $2.2 million in 1999 and Comtech anticipates even greater results in the year 2000.

MARKET  ANALYSIS

     The multi-billion dollar U.S. Internet industry is currently going through a massive restructuring, which is creating virtually unlimited acquisition and merger possibilities. Opportunities for Internet and technology firms abound, and Comtech's Internet companies will be key to its growth and expansion in technology related industries.

     Technology Market Trends- A May 2000 study by eTForecasts, a market research and consulting firm, estimates that by the end of 2000, there will be 375 million Internet users. This will be an increase of almost 100 million since 1999, when 276 million users worldwide accessed the Internet. eTForecasts reports that although the US continues to be the leading Internet country, the rest of the world is getting online as well.

     Other Internet research firms have similar high estimates for the number of Internet users. These include the Computer Industry Almanac, which places the number at 349 million, while International Data Corporation (IDC) and Internet Industry Almanac both estimate 327 million users. eMarketer projects a more modest 191 million Internet users worldwide for 2000.

     The growing number of Internet users has created a tremendous demand for Internet service providers (ISAPs). Coming off a spectacular 67% increase in 1999, revenues in the U.S. Internet services market are predicted to increase another 29% in 2000 and approach the $23 billion mark. According to International Data Corporation, AOL and UUNet will lead the market's drive. These two ISPs have a commanding lead over the competitors in their market segments.

     Individual users are not the only ones flocking to the Internet in growing numbers. The huge online population has created an enormous potential market for businesses. Businesses on the Internet serve both other business clients as well as the general consumer market. IDC expects the number of U.S. small businesses engaged in e-commerce to increase from 400,000 at the end of 1998 to almost 2.8 million by the end of 2003 - an annual increase of 47.1%. Leading research firms project that the Business-to-Business (B2B) market will reach between $2.7 and $7.3 trillion by the year 2004 (CNET News.com.) That figure compares with the $131 billion generated by business-to-business companies in 1999. On the other side of the coin, Forrester Research projects that the Business to Consumer market will generate $184.5 billion in 2004, up from $20.3 billion in 1999.

     According to IDC, the consumer segment will maintain the largest share of the market's revenues until 2002, when the value-added services segment will grab the lead. Value-added services are expected to grow faster than the other segments as Web-hosting revenues skyrocket, free Internet service providers build their subscriber bases, and corporations and consumers utilize services other than just access from ISPs. IDC predicts that growth in the consumer segment will moderate due to market saturation, but that the number of daily users in this segment will increase as will the length of time they remain online.

     Business-to-Business companies generally focus on infrastructure, software, online exchanges, as well as industrial and commercial items that allow their clients to operate more effectively in the modern marketplace. Business-to-Business companies make it possible for other firms to decrease the cost of doing business and increase their profits. Typically, business-to-business technology partners provide expertise, consulting, and technical knowledge that the client firms do not possess in-house and don't require on a permanent, full time basis.

     The growth of small business Internet, home page, and e-commerce activity has been dramatic. During 1998, more than 1 million small businesses added Internet capability. During 1999, over 800,000 small businesses implemented their own Web sites. At the same time, the number of small businesses actively selling on the Internet has doubled each year. IDC believes that number will approach 1.6 million in 2000.

     An increasing number of companies are turning to hosting service providers to implement and manage their Web sites, and in response, the Web hosting services market is growing at a torrid pace. According to International Data Corporation (IDC), this segment is one of the fastest-growing markets in the information technology industry and the Internet economy in general. IDC expects revenues of U.S.-based Web hosting companies to grow by almost $1 billion in 1999 alone, bringing them to over $1.8 billion.

     Looking farther ahead, IDC expects the number of small businesses implementing e-commerce to reach over 2.9 million by 2003. Although the annualized growth rate will not match that seen prior to 2000, the number of small firms adding e-commerce capabilities is still expected to be increase
22.5%  between  2000  and  2003.

     The Internet is changing the way companies do business, and small businesses (fewer than 100 employees) are no exception. According to results from IDC's 1999 U.S. Small Business Survey, the percentage of small businesses accessing the Internet surpassed 52% in 1999, and that number is expected to climb to over 70% by 2003. Once confined by geographical constraints, small businesses are now leveraging the Internet to expand beyond local boundaries.

     In addition to accessing the wealth of information the Web has to offer, a number of small businesses have recognized the benefit of promoting themselves via the Web. In 1999, 2.1 million U.S. small businesses had a home page or Web site. That number is expected to increase 30% to 2.7 million in 2000. IDC stated that although more small businesses are experimenting with Web promotion of their products and services, the market is far from saturated, and there is still plenty of room to grow. Almost 13% of U.S. small businesses have yet to invest in a PC, never mind add Internet capability.

     At this point, e-commerce presents the most significant growth opportunity for a wide range of U.S. small businesses. The number of these companies selling goods and services online is expected to grow from 850,000 at the end of 1999 to
2.9 million in 2003. By 2003 nearly half of online small businesses are expected to sell over the Internet, according to IDC.

     Yet another change which will have a major impact on the Internet market is high-speed wireless Internet access that is currently available in many markets for residential and business customers. The advantage in this technology is that it is relatively inexpensive to acquire and maintain. End-user installation is accomplished very quickly because this type of service bypasses local telephone company lines and equipment. One of the primary advantages of wireless access is that security becomes much less of an issue because each connection is transmitted using spread-spectrum technology - using many frequencies to transmit information rather than one, easy to tap frequency. Security will become almost a non-issue. As wireless technology matures, the prices will fall, increasing the potential market for such services. With these key features, wireless technology will provide tremendous possibilities for growth in the business-to-business marketplace. NOL intends to begin pursuing these opportunities in the current calendar year.

     Once wireless Internet access becomes a more widespread alternative, it will prove an attractive option for businesses since it is faster and less expensive than the current choices. Wireless access promises to provide faster speeds than current DSL, in areas where DSL technologies are not available, and at a very cost-effective price. NOL fully intends to be a part of this emerging market.

     Equipment and Bandwidth -- Network On-Line began in 1994 as a small ISP offering unlimited dial-up access to the Internet, web site hosting, and email, primarily to individual accounts. As the business grew, better equipment was necessary and was acquired to fulfill customer demands. As the business continues to grow today, some of the equipment has become outdated, unreliable, and inappropriate for its intended use. NOL has been very successful in its ability to maintain its client base despite this shortcoming, but at the cost of a tarnished reputation and ability to sustain growth.

     To maintain its quality-of-service commitments to present and future clients, NOL must lease of purchase additional equipment and bandwidth. It is estimated that within the next six to twelve month period, at least four additional servers and three additional workstations will be needed. The total cost of these machines will be in the $40,000 to $50,000 range. That price will include the appropriate operating system and installed programs necessary for the tasks to be performed.

     Additionally, as a Southwest Bell ADSL Partner (one of the few ISPs in Houston to be so designated), NOL must purchase bandwidth, in the form of T1 ATM circuits from SWB in order to provide ADSL to customers, whether residential or business. ADSL has proven to be "the better mousetrap" because it provides very fast bandwidth at an inexpensive price. ADSL offers huge growth potential because of this. In order to continue offering ADSL to its subscribers, NOL will need to implement additional T1 ATM circuits along with a router for each circuit. The initial cost of implementing one circuit is approximately $3,000 and the monthly recurring cost is approximately $650.00. NOL currently needs two additional circuits to balance current ADSL loads and provide for the immediate needs of pending customers. The Company projections show that NOL will need another two to four routers within the next 12 months.

     Technology Trends for Past Three Years -- The dominant trend in all Internet sectors for the past three years has been the continued phenomenal growth. In April 1999. IDC, a top Internet research firm stated that the value of the US ISP market would generate $15.1 billion in that year. This is an increase of 41% from the 10.7 billion produced in 1998. IDC further reported that the US market for ISPs would continue its growth, generating a projected $37.4 billion in 2003. This translates to a compound annual growth rate of 28 percent.

     Growth in ISPs is projected to slow in 2001, however demand for value-added services are expected to make up the deficit. IDC predicts that the value-added service market will overtake the individual access market by 2003.

     America Online (AOL) currently occupies the dominant position in the ISP market, with a 23% market share. MCIWorldCom is second, with 17 percent, according to IDC. These two companies dominate the overall ISP market with AOL holding the key position in individual and value-added ISP markets, and the latter leading in business and wholesale markets.

     Internet usage continues to grow at an unprecedented rate as new technologies create additional opportunities for revenue generation, especially in the business-to-business venue. A recent trend in the business-to-business segment is the growth of Application Service Providers (ASPs). An ASP rents software to be used online by businesses for a monthly fee. The software is a value-added service rented from the ISP. Due to the nature of the infrastructure required to deliver the ASP to the businesses, most ASPs are also ISPs. The software is provided at a cost that is low enough to justify the monthly expense and, in the long run the business client saves money by not being required to purchase multiple licenses or multiple copies of the same software. Some of the services typically provided by ASPs include Microsoft Word, Excel, Access, Peachtree Accounting packages, and others.

     High-speed wireless Internet access is currently available in many markets for residential and business customers. This wireless access promises to be faster than the current DSL, as well as less expensive. This will make high-speed wireless access attractive to businesses. The advantage to this technology is that it is relatively inexpensive to acquire and maintain. End-user installation can be accomplished quickly as this type of service bypasses local telephone company lines and equipment.

     One of the primary advantages of wireless access is that security becomes much less of an issue because each "connection" is transmitted using spread-spectrum technology - using many frequencies to transmit information than just one, easy-to-tap frequency. With high-speed access, security becomes almost a non-issue, making it very attractive to business users. As this wireless technology matures, prices will drop, increasing the potential market for such services. This relatively new technology is expected to provide a boost in revenues across the board for the business-to-business segment of the market.

     COMTECH'S  INDUSTRIES

     Health Care Industry - According to a report by the Health Care Financing Administration (HCFA), total health care spending increased by 5.6% in 1998, compared with 4.7 percent in 1997. The $1.1 trillion spent on health care in 1998 amounted to an average of $4,094 per person, compared with $3,912 per person in 1997. In contrast to the public spending decline, private health care spending increased 6.9 percent in 1998, compared with 4.8 percent in 1997. According to the HCFA report, the private sector spending growth in 1998 was primarily the result of an 8.2 percent increase in private health insurance premiums, which is more than twice the rate of the past couple of years.

     In 1999, there were 32 million older Americans and 5 million disabled people enrolled in SMI (Supplementary Medical Insurance -- Medicare Part B); 87 percent received services covered under the program. Medicare was the dominant payer source, representing nearly one-third of industry revenue, according to Health Industry Distributors' Association's 1999 Home Care Financial Performance Survey.

     The aging American population and the growing desire among older citizens to remain in their own homes as long as possible, have created a revolution in the home health care industry. More and more seniors remain in their own homes, or family residences, than in past years. Other factors affecting the growth in the home health care segment include: the emphasis on preventive medicine increases in self-treatment, earlier hospital releases, and the expansion of senior residential facilities.

     Together, these changes have created a rising demand for products and supplies needed to care for these patients. Total demand for disposable medical supplies is expected to expand 5.3 percent annually through 2004 to nearly $56 billion -- and home health care will be the fastest-growing market, according to a report entitled U.S. Disposable Medical Supplies, compiled by the Cleveland-based Freedonia Group.

     According to the Freedonia report, sales in the home care segment will reach $8.6 billion by 2004, up 6.5 percent annually from 1999. Despite such growth, however, home uses of disposable medical supplies will be concentrated in only a few product groups. Favorable growth opportunities are anticipated for IV administration kits, enteral feeding sets, oxygen delivery accessories, prefilled and empty hypodermic syringe systems, dialysis sets, adhesive tapes, and general patient utensils, such as bedpans and basins.

     On the consumer side, trends promoting self-care will increase the demand for first-aid kits, bandages and dressings, diabetes monitoring products and home medical test kits. A growing incidence of incontinence experienced by an aging population will boost sales of related products.

     Future Trends in Home Health Care -- A study by the White House National Economic Council and Domestic Policy Council yielded some interesting findings, particularly in reference to Medicare's future enrollment. According to the study, by 2025, elderly individuals will compose at least one-fifth of the population in 30 states. Currently there are no states with that high a percentage of elderly. This means that some 62 million Americans will have reached that age 65 or greater within 25 years, more than double the current mark of 35 million.

     Since more than half the individuals currently receiving home health care services are seniors, there will be an increase in the demand for such services. Providing professional medical services in the senior's own home is economically advantageous. It costs less to provide quality medical care in the home than in an institution or hospital environment.

     Patients also feel more comfortable in their own surroundings and, in many cases, family members assist with the care of their loved ones. Currently, the federal government enacting serious costs cuts for nursing home services. Many nursing facilities have been forced to cease operations and their patients have been moved back to their own or relatives' homes. This trend will also create additional potential revenue for home health care agencies.

     Trends in health care industry for past three years -- In the mid-1990s, home health care was a lucrative business in the US. Lacking stringent rules and regulations, many agencies were started by owners and operators with little or no experience. Then the government imposed more strict regulations with vigorous policies and procedures, hiring additional auditors, revamping the payment system, and researching the implementation of a surety bond. The government places a moratorium on home health agencies in most states and that limitation is still in place in the state of Louisiana, due to the number of agencies that had started up.

     Most agencies that began operations on or before October 30, 1993 are considered base year agencies. Base year agencies are reimbursed at a higher rate by the government, even though the services provided and overhead rates are identical to established home health operations.

     Health Care Financing Administration (HCFA) implemented an interim payment system in which agencies were operating in the blind. HCFA reimbursed agencies based upon their assigned interim rate. Six months later, HCFA adjusted the agencies' rates with a retroactive date. HCFA withheld payment based on their calculations. This lack of funds forced many agencies to cease operations.

     HFCA is once again in the process of implementing a new plan with an effective date of October 1, 2000. The new program is the Prospective Payment System (PPS). Under PPS, reimbursement will be based on diagnosis codes for a three-month certification period. At present, HCFA has not announced nor published the reimbursement rates.

MARKETING  PLAN

     The Company intends to implement a cost-effective marketing strategy by developing a public relations campaign to announce its concentration solely on technology.

FINANCIAL  PLAN

     Management's goals are to increase revenues and shareholder value through acquisitions. The Company will principally use its Common Stock to fund the Acquisitions. Comtech will attempt to secure relationships with investment banking firms to assist with future capital needs.

COMPETITION

     The market for the company's Internet products is highly competitive, and Comtech expects this competition to increase. Many of the Company's competitors have significantly greater research and development, marketing and financial resources than the Company, and therefore maybe able to reach markets which the Company cannot reach. The Company believes that the primary competitive factors in the market for the Company's services are price, performance, and technical support.

     EISP/Networks On-Line's (NOL) competition -- As an Internet Service Provider, or EISP, NOL competes with such well-known companies as America Online, MCIWorldCom, Earthlink, Microsoft Network, Sprint, and many others. In addition to the major names in the ISP industry, there are numerous smaller entities that derive their revenues by providing Internet access. AOL and the majority of other ISPs have focused on the individual Internet user and, up to this point, Networks On-Line has as well. However, the individual Internet users market is one that produces a small profit margin. One trouble call from an individual user whose telephone line isn't working properly literally eliminates the profit from that account for the month. Providing services to business Internet users is a far more lucrative market.

     NOL will focus on the business Internet user. These users have much higher levels of expectation for their ISP. They want fast, easy, trouble-free Internet and they are willing to pay premium rates to assure these features. Internet services for business are becoming more "mission-critical" than ever before. Services such as web hosting and email are simply expected from their ISP. A ISPs ability to provide value-added services is critical to its long-term success and growth. Web site design, web site hosting, applications services, high-speed connections, customized email packages, e-commerce, and the ability to successful bring these elements together on a consistent, reliable basis will all but assure an ISP's success in the marketplace.

     Quality-of-service issues are of paramount importance to business users. An ISP must be fast, friendly, and reliable to succeed, and business Internet users are generally willing to pay more than individual subscribers for that service. Business both need and demand higher bandwidth connectivity in the form of ADSL, T1, or DS3 circuits that an individual has no need for. Businesses also need and demand fast, friendly, and competent customer service and are adept at finding those ISPs that can provide it. Upon completion of the anticipated financing, NOL will upgrade its infrastructure and equipment, and hire marketing personnel, allowing the Company to target this more highly selective business user audience.

     The Company believes that the primary competitive factors in the market for the Company's services are price, performance and technical support and Comtech's ISP divisions will continue to provide these features to their clients.

     A-One Bayou's Competition -- A-One Bayou Home Health 2000, Inc. (A-One) is the only home health agency located in Jeanerette, Louisiana. A-One specializes in providing quality health care in the home environment. A-One has a second branch located in Morgan City, Louisiana that is located directly across from Lakewood Hospital. There are two other home health care agencies in Morgan City.

     Home Medical Equipment companies will serve this burgeoning senior population in increasing numbers. The average HME provider is a small "Mom and Pop" operation with fewer than 20 employees and less than $3 million in annual revenue. Small businesses of this nature spend a disproportionate amount of their time and revenue on administrative functions and costs. By acquiring numerous small operations and centralizing the administrative functions within the parent corporation, Comtech creates a more cost-effective business and streamlines operations.

DESCRIPTION  OF  PROPERTY

     The Company leases a total of approximately 3,000 square feet of office space for the Company's headquarters and Internet operations. The Company's headquarters is located at 10497 Town & Country Way, Suite 460, Houston, Texas.

In addition, the Company leases approximately 2,000 square feet of space for its health care operations in Louisiana. The operating lease at the Company's headquarters expires on May 31, 2001.

LEGAL  PROCEEDINGS

     The following cases reflect the status of legal proceedings in which the Company is involved.

     Comtech is a Defendant/Third Party Plaintiff in a cause in the 356th District Court of Hardin County, Texas. Comtech is one of three defendants sued by former owners of a home health care agency acquired by a subsidiary of Comtech. Settlement discussions are in progress.

     Comtech is a Plaintiff in a cause in the 11th District Court of Harris County, Texas. Comtech filed suit against this former subsidiary in order to rescind the share exchange agreement. Judgment for the Company is anticipated.

     Home Care Center, Inc., a discontinued subsidiary of Comtech, is a Defendant in a civil action in the United States District Court, Middle District of Louisiana. Home Care Center is one of ten firms sued by the Department of Labor relative to pension funds transferred to the former owners. Attorneys representing the Department of Labor have negotiated a settlement with the former owners that should result in no loss to the Company.

     Comtech is a Defendant in a cause in the 60th District Court of Jefferson County, Texas. Comtech is one of three Defendants in a suit brought by former employees of Comtech subsidiaries. It is presently anticipated that the liquid assets of the two other defendants in this matter will satisfy the plaintiffs' demands without loss to Comtech.

     Comtech is a defendant in two causes in the 58th District of Jefferson County, Texas. These suits were brought by former employees of a health care agency acquired by a subsidiary of Comtech. The Plaintiffs do not have privity of contract with Comtech and favorable outcome is expected without loss to the Company.

EMPLOYEES

     The Company and its subsidiaries have 27 employees of which 20 are full time.

                                   MANAGEMENT

     The following table sets forth information concerning executive officers and directors of the Company, including their ages and positions with the Company as of August 9, 2000.


Name                    Age   Position
----                    ---   --------

Walter D.  Davis        49    Chairman of the Board, President, Chief Executive
                              Officer and Director

Lamont Waddell          58    Chief Financial Officer and Director

Vincent E. Alexander    38    Director and Chairman of the Audit Committee

Beatrice Beasley        55    Director and Chairman of the
                              Compensation Committee

Jesse Funchess          69    Director


Walter D. Davis, 49, has been chairman of the board and the chief executive officer/president of CCGI since 1/20/00. He served as the chief financial officer from 9/1/99-1/20/00. He also serves as trustee on the Houston Municipal Pension Board.

Lamont Waddell, 58, is a director and has been the Chief Financial Officer since 1/20/00. He formerly served as Controller of CCGI from October 1, 1999 to January 20, 2000, and prior to that he was the Vice President of Finance/Human Resource/Controller of the Faro Pharmaceutical Corp.

Vincent E. Alexander, 38, serves as director and chair of the audit committee. He was elected to the board in 12/99. He is a financial officer of the Infinity Brokerage Corporation. He is also a member of the greater Houston partnership.

Dr. Beatrice Beasley, 55, has been a member of the board since 1/20/00 and the chair of the compensation committee. She is a tenured professor at Texas Southern University and is president of Beasley & Associates, a business training and consulting firm. Dr. Beasley also serves on the board of the Harris County Children's Protective Services Agency.

Attorney Jesse Funchess, 69, was elected to the board in 2/00. He is managing partner of Jesse Funchess & Associates Attorneys at Law in Houston and Beaumont, Texas. Attorney Funchess is also the Chairman of the board of the South Central Houston Community Action Council, Inc.

                             EXECUTIVE COMPENSATION

     The following report do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless the Company states otherwise.

                                   SUMMARY COMPENSATION TABLE
                                           (2000)(1)

                                      Annual Compensation
                                      -------------------

Name and
Principal Position           Year     Salary      Bonus    Other Annual Compensation
---------------------------  ----  ----------  ----------  -------------------------
WALTER DAVIS                 2000  $  120,000  $  48,000              0
Chief Executive Officer

LAMONT WADDELL
Chief Financial Officer      2000  $   95,000  $  20,000              0



                                     Long Term Compensation
                                     ----------------------

  Name and                      Long-Term        NUMBER OF STOCK
Principal Position             Compensation     Compensation Awards   OPTIONS GRANTED
---------------------------  ----------------  ---------------------  ---------------

WALTER DAVIS                 $       0         $        0                 815,833
Chief Executive Officer

LAMONT WADDELL
Chief Financial Officer      $       0         $        0                 466,666

-------------------------

1. Annualized compensation amounts projected for the year 2000. The current Officers of the Company were not officers in 1999.

                               OPTIONS OUTSTANDING
                              (as of June 30, 2000)

                 % of TOTAL
                 NUMBER OF   OPTIONS
                 SECURITIES  GRANTED TO
                 UNDERLYING  ALL         EXERCISE                GRANT  DATE
                 OPTIONS     EMPLOYEES   PRICE       EXPIRATION  PRESENT
NAME             GRANTED     2000        PER SHARE)  DATE        VALUE
---------------  ----------  ----------  ----------  ----------  -----------
Walter Davis     350,000                 $   0.33    1/20/2007        0
                 465,833                 $   0.195   1/20/2007        0

Lamont Waddell   200,000                 $   0.33    1/21/2007        0
                 266,666                 $   0.195   1/21/2007        0

Jesse Funchess   100,000                 $   0.33    1/21/2007        0
                 133,333                 $   0.195   1/21/2007        0

Dr. Beatrice R.
Beasley          100,000                 $   0.33    1/21/2007        0
                 133,333                 $   0.195   1/21/2007        0

Vincent Edward
Alexander        100,000                 $   0.33    1/21/2007        0
                 133,333                 $   0.195   1/21/2007        0

Nelson Jones     100,000                 $   0.33    1/21/2007        0
                 133,333                 $   0.195   1/21/2007        0

Karvett
Tillery-Queen    116,500                 $   0.33    1/21/2007        0


     Total:    2,332,331     2,332,331        ----

                       OPTION EXERCISES AND YEAR-END VALUE TABLE (1)

                                NUMBER
                                SECURITIES                 VALUE  OF
                   NUMBER OF    UNDERLYING                 UNEXERCISED
                   SHARES       UNEXERCISED                IN-THE-MONEY
                   ACQUIRED     VALUE                      OPTIONS AT        OPTION AS OF
NAME               ON EXERCISE  REALIZED                   JUNE 30, 2000     JUNE 30, 2000
-----------------  ----------  -------------------------  ----------------  ----------------
                                                          EXERCISABLE  NOT  EXERCISABLE  NOT
                                                          -----------  ---  -----------  ---
Walter Davis                    0               --             --      --       --       --

Lamont Waddell                  0               --             --      --       --       --

Jesse Funchess                  0               --             --      --       --       --

Dr. Beatrice R.
 Beasley                        0               --             --      --       --       --

Vincent Edward
 Alexnander                     0               --             --      --       --       --

Nelson Jones                    0               --             --      --       --       --

Karvett
 Tillery-Queen                  0               --             --      --       --       --



                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of March 31, 2000, information with respect to (a) each person (including "group" as that term is used in section 13(d)(3) of the Securities Exchange Act of 1934 who is known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Company and (b) the number and percentage of the Company's Common Stock owned by (i) each of the directors and the executive officers named on the Summary Compensation Table above and (ii) all directors and executive officers of the Company as a group. The Company believes that, unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.



CLASS                        NAME AND ADDRESS         AMOUNT    PERCENT
-----------------------  -------------------------  ---------  --------
Common                   CCGI Settlement Group LLC  1,900,000      6.7%
                         8484 Jefferson Highway
                         Baton Rouge, LA 70809

Common                   I Capital Group            1,500,000     5.29%
                         2603Main Street
                         Suite 1150
                         Irvine, California 92614

Common                   Officers and Directors        95,269     0.3`%
                         (One Officer)

Approximately 3,600 holders hold the balance of the Company's outstanding Common Shares.

                          DESCRIPTION OF OUR SECURITIES

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The following summary description of certain terms of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

Common  Stock

     The Company has authorized 100,000,000 shares of Common Stock, par value $.00967 per share. As of the date of this Prospectus, assuming the successful completion of the Offering, 51,341,714 shares of Common Stock will be outstanding. In addition, options to purchase 2,432,331 shares of Common Stock are outstanding. Except as required by applicable law, including the Delaware General Corporation Laws ("DGCL"), the holders of Common Stock are entitled to vote on all matters and are entitled, subject to the preferential rights of holders of Preferred Stock, to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Holders of Common Stock have no preemptive rights to acquire new securities issued by the Company, have no rights to cumulate their votes for the election of directors and have no rights to convert their Common Stock into any other securities of the Company.

Preferred  Stock

     The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $100.00 per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors of the Company, without further action of the shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions.

     The Company has an aggregate of 9,839 shares of Preferred Stock outstanding as of the date of this Prospectus. The Company has no present plans for the issuance of additional shares of Preferred Stock.

Class  B  Preferred  Stock

     As of the date of this Prospectus, 6,355 shares of Class B Preferred Stock, stated value $100 per share ("Class B Preferred Stock") are issued and outstanding. The terms and preferences of the Class B Preferred Stock are set forth below.

     Ranking. The Class B Preferred Stock ranks senior to the Company's Common Stock with respect to dividends and rights upon liquidation or dissolution of the Company.

     Voting Rights. Except as required by applicable laws, holders of Class B Preferred Stock are not entitled to vote.

     Dividend Rights. The holders of Class B Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at an annual rate of 8% per share. Such dividends are payable at term in arrears. Dividends accrue and cumulate from the date of first issuance and are paid to holders of record as of the record date of the last day of the stated term. Accumulated dividends do not bear interest. So long as any shares of Class B Preferred Stock are outstanding, the Company may not declare or pay any dividend on the Common Stock until all accumulated, unpaid dividends on the Class B
Preferred  Stock  have  been  paid  in  full.

     Conversion and Mandatory Conversion. Shares of Class B Preferred Stock are convertible by the holder at any time after twelve months after the date of issuance into Common Stock at a conversion rate of 80% of the market price of the Common Stock at the time of issuance. The Class B Preferred Stock has a face value of $100 per share. At the end of twenty-four months the shares of Class B Preferred Stock are automatically converted into shares of Common Stock at a conversion rate equal to 80% of the market bid price of the Common Stock at the time of issuance.

     Redemption. Each share of Class B Preferred Stock is redeemable by the Company at anytime in exchange for a cash payment equal to $100, the face amount of each share, plus accumulated and unpaid dividends.

     Liquidation Rights. In the event of liquidation or dissolution of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class B Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to shareholders before any distribution or payment made to holders of Common Stock or other junior capital stock, the Class B Preferred Stock stated value of $100 per share, plus any accrued and unpaid dividends thereon. Upon payment of the full amount of such stated value plus any unpaid dividends, the holders of Class B Preferred Stock are not entitled to any further participation in any distribution of assets of the Company.

     Piggyback Rights. Each holder of shares of Class B Preferred Stock is entitled to piggyback registration rights when and if the Company files a registration statement offering its shares of Common Stock. In such event, the participating holder of Class B Preferred Stock is responsible for its fees and expenses associated with the registration of its shares.

Class  E  Preferred  Stock.

     As of the date of this Prospectus, 3,484 shares of Class E Preferred Stock, stated value $100 per share ("Class E Preferred Stock") are issued and outstanding. The terms and preferences of the Class E Preferred Stock are set forth below.

     Ranking. The Class E Preferred Stock ranks senior to the Company's Common Stock with respect to dividends and rights upon liquidation or dissolution of the Company and pari passu to the Company's Class B Preferred Stock with respect to dividends and rights upon liquidation or dissolution of the Company.

     Voting Rights. Except as required by applicable laws, holders of Class E Preferred Stock are not entitled to vote.

     Dividend Rights. The holders of Class E Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at an annual rate of 8% per share. Such dividends are at term in arrears. Dividends accrue and cumulate from the date of first issuance and are paid to holders of record as of the term. Accumulated dividends do not bear interest. So long as any shares of Class E Preferred Stock are outstanding, the Company may not declare or pay any dividend on the Common Stock until all accumulated, unpaid dividends on the Class E Preferred Stock have been paid in full.

     Conversion and Mandatory Conversion. Shares of Class E Preferred Stock are convertible by the holder at any time after the date of issuance into Common Stock at a conversion rate of 650 shares of Common Stock for each share of Class E Preferred Stock. The Class E Preferred Stock has a face value of $100 per share. Dividend payment of 8% is accrued and due on conversion.

     Redemption. Each share of Class B Preferred Stock is redeemable by the Company at anytime in exchange for a cash payment equal to $100, the face amount of each share, plus accumulated and unpaid dividends.

     Liquidation Rights. In the event of liquidation or dissolution of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class B Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to shareholders before any distribution or payment made to holders of Common Stock or other junior capital stock, the Class B Preferred Stock stated value of $100 per share, plus any accrued and unpaid dividends thereon. Upon payment of the full amount of such stated value plus any unpaid dividends, the holders of Class B Preferred Stock are not entitled to any further participation in any distribution of assets of the Company.

     Piggyback Rights. Each holder of shares of Class B Preferred Stock is entitled to piggyback registration rights when and if the Company files a registration statement offering its shares of Common Stock. In such event, the participating holder of Class B Preferred Stock is responsible for its fees and expenses associated with the registration of its shares.

Warrants
     There  are  none  authorized  or  issued.

Transfer  Agent

     The Transfer Agent and Registrar for the Common Stock is Holladay Stock Transfer, Inc., 2939 67th Place, Scottsdale, AZ, 85251


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     As of the date of this Prospectus, the law firm of Warner & Washington, LLP holds an option to purchase up to 100,000 shares of Common Stock of the Company at an exercise price of $.016 per share.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
              ----------------------------------------------------
                         FOR SECURITIES ACT LIABILITIES

     The Company's organizing documents - charter and bylaws - do not provide for indemnification of its directors, officers and control persons. In the future, the Company may adopt such indemnification provisions in its organizing documents. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                           RELATED PARTY TRANSACTIONS

     In January 1999, the Company sold 645,625 shares of common stock for $129,125 ($.20 per share) to a company owned by a relative of the Chairman of the Board at the time (the Chairman was subsequently removed by the Board). The Chairman of the Board charged the Company a fee in the amount of $5,125 to consummate this transaction. The Board of Directors never approved this private placement.

     In January 1999, the Company issued 1,251,995 shares of common stock to companies owned by relatives of the Chairman of the Board at the time. The shares were issued to retire loans made to the Company by the Chairman of the Board and a company owned by the deceased former Chairman of the Board. The Board of Directors never approved these transactions. The Chairman resigned from the Board. The shares were never returned and are still outstanding. In March 2000, the Company signed a settlement agreement and mutual release in return for another private placement of stock (see note 14). In addition, the former President of the Company agreed to return 200,000 shares of common stock in settlement of his involvement in the issuance of the shares.

     In April 1999, the Company issued 130,000 shares ($.20 per share) of common stock to the Chairman of the Board at the time for compensation for services performed.

     In December 1999, the Company issued 53,600 shares ($.40 per share) of common stock to the Chief Financial Officer for compensation for services performed and the repayment of $11,500 in loans made to the Company.

     On July 2, 1998, the Company completed a private offering of 1,500,000 shares of its common stock at an offering price of $.001 per share. Of the 1,500,000 offered, 1,499,138 shares were issued and sold. 283,000 shares were sold to a company owned by the son of the Chairman of the Board at the time, 666,138 shares were sold to the Chairman of the Board at the end of 1998, and 500,000 shares were sold to a close business associate of the Chairman of the Board, of which, 320,000 shares were subsequently transferred to the Chairman of the Board. The shares were issued for less than the par value of the shares.
The excess of the par value over the proceeds from the placement has been charged to Additional paid-in capital.

     At December 31, 1998, $40,000 of the cash balance was pledged as collateral for a personal loan made by the president of PMP. The Board of Directors of the Company did not approve this transaction.

                            SELLING SECURITY HOLDERS

     This Prospectus also relates to the resale of up to 3,245,082 shares of Common Stock by Selling Shareholders (collectively, the "Selling Shareholders") in connection with certain registration rights granted to the Selling Shareholders. See attached Exhibit A. In connection with the sale of its shares in the Offering, the Selling Shareholders have agreed not to sell any additional shares of Common Stock for a period of 90 days. The Company intends to grant to the Selling Shareholders certain registration rights with respect to their remaining shares.

     The table below sets forth information concerning the resale by the Selling Shareholders of shares of Common Stock.

HOLDER               SHARE HELD    AMOUNT OFFERED  SHARED HELD
                                   (ASSUMING ALL   AFTER OFFERING
                                     ARE SOLD)
-----------------  --------------  --------------  --------------
I Capital Corp.         1,500,000       1,500,000            0
About Face Comm           500,000          50,000      450,000
Carolyn Harris             19,636          19,636            0
CCGI Settlement           200,000         200,000            0
CFG Inc.                   52,250          52,250            0
Charterbridge             450,000         450,000            0
Chris Spohn               125,000         125,000            0
Clarence Campbell         199,650         199,650            0
Don Brown                 310,869          31,086      279,783
E. Horton                  96,387          96,387            0
Ian Rappoport             250,000          25,000      225,000
J. Hagan                  192,930          19,293      173,637
Nancy Moreson             125,000         125,000            0
R. Sullivan               100,614         100,614            0
R. Walker                 137,817         137,817            0
S. Smith                   62,990          62,990            0
Steve Clemons             129,167          12,917      116,250
T. Smith                   24,942          24,942            0
Wayne Franks              125,000          12,500      112,500
Total                   4,602,252       3,245,082    1,357,170
                   ==============  ==============  ===========

                              PLAN OF DISTRIBUTION


ISSUER  SALES

     The Company intends to sell the Common Stock through its offices and directors without the assistance of underwriters or brokers.


SELLING  SHAREHOLDER  SALES

     The  Selling  shareholder  intends  to  sell after a 90 day holding period.


                                  LEGAL MATTERS

     The validity of the shares of Common Stock to be issued pursuant to the Offering will be passed upon for the Company by Warner & Washington LLP, Houston, Texas.


                                     EXPERTS


     The financial statements included in the Prospectus and in the Registration Statement have been audited by R. E. Bassie & Co., P.C., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

     The  Company  is  subject  to  the reporting requirements of the Securities
Exchange Act of 1934, as amended (the "1934 Act"). The Company has filed a Registration Statement on Form SB-2 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance that a reference is made to a contract or other document filed as an exhibit to the Registration Statement, each such examined without charge at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained over the Internet at http://www.sec.gov.

     The Company currently furnishes its shareholders with annual reports containing consolidated financial statements audited and reported upon by its independent public accounting firm quarterly consolidated financial statements unaudited and reported on by its independent public accounting firm and current periodic reports as are required by the 1934 Act.

               COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                          INDEX TO YEAR END FINANCIALS



Independent  Auditors'  Report

Consolidated  Financial  Statements:

    Balance  Sheets  -  December  31,  1999  and  1998

    Statements of Operations - Years ended  December  31,  1999  and  1998

    Statements of Stockholders' Equity - Years ended December 31, 1999 and 1998

    Statements of Cash  Flows - Years  ended  December  31,  1999  and  1998

Notes  to  Consolidated  Financial  Statements

R. E. BASSIE & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A  PROFESSIONAL  CORPORATION
--------------------------------------------------------------------------------
                                        7171  Harwin  Drive,  Suite  306
                                        Houston,  Texas  77036-2197
                                        Tel: (713) 266-0691  Fax: (713) 266-0692
                                        E-Mail:  Rebassie@aol.com


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The  Board  of  Directors
Comtech  Consolidation  Group,  Inc.:

We have audited the consolidated balance sheets of ComTech Consolidation Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comtech Consolidation Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

As shown in the consolidated financial statements, the Company incurred a net loss of $3,091,578 in 1999. At December 31, 1999, current liabilities exceed current assets by $733,063. These factors, and others discussed in Note 13, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


                                      /s/  R. E. Bassie & Co., P.C.
Houston,  Texas
March  24,  2000

                            COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                                       CONSOLIDATED BALANCE SHEETS

                                        December 31, 1999 and 1998



                                Assets                                          1999            1998
                                ------                                     ---------------  -------------
Current assets:
  Cash (note 3)                                                            $       21,710   $      40,505
  Accounts receivable, less allowances for contractual
    adjustments and doubtful accounts of $1,000
    in 1999 and in 1998 (note 12)                                                 110,007         173,017
  Prepaid expenses                                                                      -          79,850
  Net assets of discontinued operations                                                 -       1,576,598
                                                                           ---------------  -------------
    Total current assets                                                          131,717       1,869,970
                                                                           ---------------  -------------

Note receivable (note 2)                                                           20,000               -

Property and equipment, net of accumulated
  depreciation and amortization (notes 4 and 5)                                   146,014         137,591

Excess of cost over net assets of businesses
  acquired, less accumulated amortization of
  $34,000 in 1999 and $8,004 in 1998 (notes 2 and 12)                             646,000         671,996

Other assets                                                                        4,340           4,340
                                                                           ---------------  -------------
    Total assets                                                           $      948,071   $   2,683,897
                                                                           ===============  =============

                 Liabilities and Stockholders' Equity
                 ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses                                           617,392          15,523
  Accrued salaries and related liabilities                                        131,686         102,833
  Loans payable to shareholders                                                    42,482         277,882
  Notes payable                                                                    10,000               -
  Convertible subordinated debentures (note 8)                                          -         195,000
  Current installments of long-term debt (note 5)                                  63,220          33,754
                                                                           ---------------  -------------
    Total current liabilities (note 12)                                           864,780         624,992
Long-term debt, less current installments (note 5)                                545,114         417,136
                                                                           ---------------  -------------
    Total liabilities                                                           1,409,894       1,042,128
                                                                           ---------------  -------------

Stockholders' equity (notes 2, 3, 6, 8, 12 and 14):
  Preferred stock, $.01 par value.  Authorized
    1,000,000 shares: issued and outstanding,
    31,028 shares in 1999 and 31,450 in 1998
      Class B, 8% cumulative and convertible                                          310             314
  Common stock, $.00967 par value.  Authorized
    30,000,000 shares: issued and outstanding,
    22,077,072 shares in 1999 and 16,970,849
    shares in 1998                                                                213,485         164,108
  Additional paid-in capital                                                    2,024,806       1,033,393
  Retained earnings (deficit)                                                  (2,700,424)        443,954
                                                                           ---------------  -------------
    Total stockholders' equity (deficit)                                         (461,823)      1,641,769

Commitments and contingent liabilities (notes 6, 8, 9, 11, 13, 14 and 15)
                                                                           ---------------  -------------
    Total liabilities and stockholders' equity                             $      948,071   $   2,683,897
                                                                           ===============  =============

See  accompanying  notes  to  consolidated  financial  statements.

                          COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                Years ended December 31, 1999 and 1998


                                                                  1999                  1998
                                                          --------------------  --------------------
 Revenues:
   Net patient service revenue                            $           984,982   $                 -
   Internet service revenue                                           591,029               751,558
                                                          --------------------  --------------------
     Total revenues                                                 1,576,011               751,558
                                                          --------------------  --------------------

 Operating expenses:
   Health care operations                                             901,483                     -
   Internet operations                                                578,323               763,542
   Corporate operations                                             1,221,083               251,687
   Amortization                                                        25,996                 5,650
   Depreciation                                                        25,715                36,987
                                                          --------------------  --------------------
     Total operating expenses                                       2,752,600             1,057,866
                                                          --------------------  --------------------

     Operating loss                                                (1,176,589)             (306,308)

 Other income (expenses):
   Interest income                                                          -                   187
   Interest expense                                                    (4,617)              (28,112)
                                                          --------------------  --------------------
     Total other income (expenses)                                     (4,617)              (27,925)
                                                          --------------------  --------------------

     Net loss from continuing operations                           (1,181,206)             (334,233)

 Loss from discontinued operations (note 12)                       (1,910,372)            1,049,818

     Net earnings (loss) (note 8)                         $        (3,091,578)  $           715,585
                                                          ====================  ====================

 Earnings (loss) per share:
     Basic:
       Net loss from continuing operations                $             (0.06)  $             (0.02)
                                                          ====================  ====================
       Net earnings (loss) from discontinued operations   $             (0.10)  $              0.07
                                                          ====================  ====================
       Net earnings (loss)                                $             (0.15)  $              0.05
                                                          ====================  ====================
     Diluted:
       Net loss from continuing operations                $             (0.05)  $             (0.02)
                                                          ====================  ====================
       Net earnings (loss) from discontinued operations   $             (0.08)  $              0.06
                                                          ====================  ====================
       Net earnings (loss)                                $             (0.13)  $              0.04
                                                          ====================  ====================

 Weighted average common shares:
     Basic                                                         19,954,922            14,719,450
                                                          ====================  ====================
     Diluted                                                       24,634,045            16,312,361
                                                          ====================  ====================

 See  accompanying  notes  to  consolidated  financial  statements.

                              COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    Years ended December 31, 1999 and 1998


                                                                                                             Total
                                                                          Additional       Retained      stockholders'
                                             Preferred       Common        paid-in         earnings         equity
                                               stock         stock         capital        (deficit)        (deficit)
                                           --------------  ----------  ---------------  --------------  ---------------
 Balance, December 31, 1997                $           -   $ 124,996   $       75,978   $    (271,631)  $      (70,657)

   Issuance of 1,029,410 shares
     for acquisitions (note 2)                       314       9,670          743,958               -          753,942

   Issuance of 1,499,138 shares
     under private placement
     (note 3)                                          -      14,497          (12,998)              -            1,499

   Issuance of 182,000 shares                          -
     for marketing services                            -       1,760           34,640               -           36,400

   Conversion of debentures
     for 1,363,511 shares
     of common stock (note 9)                          -      13,185          191,815               -          205,000

   Net earnings                                        -           -                -         715,585          715,585
                                           --------------  ----------  ---------------  --------------  ---------------
 Balance, December 31, 1998                          314     164,108        1,033,393         443,954        1,641,769

   Issuance of 3,500 shares of preferred
     stock for acquisitions (note 2)                  35           -           62,166               -           62,201

   Issuance of 645,625 shares of
     common stock under private
     placement (note 3)                                -       6,243          122,882               -          129,125

   Issuance of 1,251,995 shares of
     common stock for retirement of
     debt (note 3)                                     -      12,108          238,291               -          250,399

   Conversion of debentures
     for 1,223,787 shares
     of common stock (note 9)                          -      11,834          183,166               -          195,000

   Issuance of 376,078 shares
     for investor relations                           25       3,622          300,174               -          303,821

   Issuance of 183,600 shares of common
     stock for contractual services
     (note 3)                                          -       1,775           45,665               -           47,440

   Conversion of 6,400 shares of
     preferred stock for 1,530,222
     shares of common stock (note 6)                 (64)     14,797          (14,733)              -                -

   Issuance of 96,392 shares of
     common stock for preferred
     stock dividends (note 6)                          -         932           51,868         (52,800)               -

   Retirement of 200,000 shares
     of common stock (note 3)                          -      (1,934)           1,934               -                -

   Net loss                                            -           -                -      (3,091,578)      (3,091,578)
                                           --------------  ----------  ---------------  --------------  ---------------
 Balance, December 31, 1999                $         310   $ 213,485   $    2,024,806   $  (2,700,424)  $     (461,823)
                                           ==============  ==========  ===============  ==============  ===============

 See  accompanying  notes  to  consolidated  financial  statements.

                            COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    Years ended December 31, 1999 and 1998


                                                                              1999               1998
                                                                       ------------------  -----------------
 Cash flows from operating activities:
   Net earnings (loss)                                                 $      (3,091,578)  $        715,585
   (Earnings) loss from discontinued operations (note 12)                      1,910,372         (1,049,818)
                                                                       ------------------  -----------------
   Net loss from continuing operations                                        (1,181,206)          (334,233)
   Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
       Depreciation and amortization of property and equipment                    25,715             36,987
       Amortization of excess of cost over net
         assets of businesses acquired                                            25,966              5,650
       Bad debt expense                                                           86,000                  -
       Stock issued for various services                                         366,221                  -
       Loss on disposal of equipment                                               2,963                  -
       (Increase) decrease in assets:
         Accounts receivable                                                      16,010           (158,972)
         Prepaid expenses                                                         79,850            (79,850)
         Other assets                                                                  -             (2,510)
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses                                   601,869             (6,403)
         Accrued salaries and related liabilities                                 28,853             28,472
                                                                       ------------------  -----------------
           Net cash provided by (used in) continuing operations                   52,241           (510,859)
           Net cash provided by discontinued operations                           90,431            152,480
                                                                       ------------------  -----------------
             Net cash provided by (used in) operating activities                 142,672           (358,379)
                                                                       ------------------  -----------------

 Cash flows from investing activities:
   Purchase of property and equipment                                            (34,138)           (69,172)
                                                                       ------------------  -----------------
             Net cash used in investing activities                               (34,138)           (69,172)
                                                                       ------------------  -----------------

 Cash flows from financing activities:
   Proceeds from borrowing from shareholders                                           -             33,750
   Repayments to shareholders                                                   (235,400)           (37,038)
   Proceeds from long-term debt                                                        -             79,850
   Principal payments on long-term debt                                          (31,054)           (12,528)
   Proceeds from short-term note payable                                          10,000                  -
   Proceeds from issuance of shares under private placement                      129,125              1,499
   Proceeds from sales of subordinated debentures                                      -            400,000
                                                                       ------------------  -----------------
             Net cash provided by (used in) financing activities                (127,329)           465,533
                                                                       ------------------  -----------------

             Net increase (decrease) in cash                                     (18,795)            37,982

 Cash at beginning of year                                                        40,505              2,523
                                                                       ------------------  -----------------
 Cash at end of year                                                   $          21,710   $         40,505
                                                                       ==================  =================

 Supplemental schedule of cash flow information:
   Interest paid                                                       $           4,617   $         28,112
                                                                       ==================  =================

 Supplemental disclosures:
   Noncash investing and financing activities (notes 2, 3, 8 and 12))

 See  accompanying  notes  to  consolidated  financial  statements.

                          NOTES TO FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY

     ComTech Consolidation Group, Inc., a Delaware corporation, was incorporated on July 13, 1987. The Company is a Houston, Texas based consolidation company that is focused on acquiring and building growth-oriented businesses through acquisitions in the technology related industries. The Company has operations in Texas and Louisiana.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Comtech Consolidation Group, Inc. and its wholly owned subsidiaries (the Company). All material intercompany profits, transactions and balances have been eliminated.

     The accounts of purchased companies are included in the consolidated financial statements from the dates of acquisition. The excess of cost over the fair value of net assets of businesses acquired is being amortized using the straight-line method over a 40-year period commencing with the dates of acquisition.

     PROPERTY AND EQUIPMENT AND DEPRECIATION

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years.

     EARNINGS PER SHARE

     Earnings  (losses)  per common  share have been  computed by  dividing  net
     earnings   (losses)  by  the  weighted  average  number  of  common  shares outstanding during the respective periods.

     STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

USE  OF  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

PATIENT  SERVICE  REVENUE

     The Company's health care subsidiaries have agreements with third-party payers (primarily Medicare and Medicaid programs) that provide for payments to the Company at amounts different from its established rate for services and supplies. Payment arrangements include prospectively determined rates, reimbursed costs, discounted charges, and other arrangements. Patient service revenue is reported at the estimated net realizable amounts from patients, third-party payers, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payers. Retroactive adjustments are recorded on an estimated basis in the period the related services are rendered and adjusted in the future periods, as final settlements with the payers are determined.

     CONCENTRATION OF CREDIT RISK

     Medicare and Medicaid Programs

     Net revenue from the majority of the Company's subsidiaries is generated from services rendered to Medicare and Medicaid program (the Programs) beneficiaries. The reimbursement from the Programs is determined under cost-based reimbursement formulas. The ultimate reimbursement to which the Company is entitled is based on the submission of annual cost reports, which are subject to audit, by the Programs through the Programs intermediaries. Management has made allowances for potential cost disallowances. Differences between allowances and final settlements are reported as modification to net patient service revenue in the year of settlement. Since the Company receives a substantial portion of its funding from the Programs, it is dependent on funding from the Medicare and Medicaid programs to support fifty percent of its operations.

(2)  ACQUISITIONS

     Effective January 1, 1999, the Company, through its wholly-owned subsidiary, PMP, issued 1,000 shares of its Class B preferred stock (see note 6) for all of the outstanding stock of Clinical Concepts, Inc., a Louisiana health care corporation. On the same day, the Company sold Clinical Concepts Inc. to an individual for a long-term note receivable in the amount of $30,000. The note receivable is due in six annual installments of $5,000.

     Effective March 26, 1999, the Company, through its wholly-owned subsidiary, Unique Dawning, Inc., issued 2,500 shares of its Class B preferred stock (see note 6) for all of the outstanding stock of two Texas health care corporations.

     Effective February 15, 1998, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of Professional Management Providers, Inc. (PMP), a Louisiana health care management corporation.

     Effective April 1, 1998, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of Unique Dawning, Inc., a Texas health care corporation.

     Effective June 30, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 2,000 shares of its Class B preferred stock for all of the outstanding stock of Superior Quality Health Care, Inc., a Texas health care corporation.

     Effective July 30, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 11,000 shares of its Class B preferred stock for all of the outstanding stock of Home Care Center, Inc., a Louisiana health care corporation (see note 11).

     Effective August 13, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 1,300 shares of its Class B preferred stock for all of the outstanding stock of Magnolia Home Health, Inc., a Louisiana health care corporation.

     Effective October 3, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 600 shares of its Class B preferred stock for all of the outstanding stock of A-1 Bayou Health 2000, Inc., a Louisiana health care corporation.

     Between July 1, 1998 and December 29, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 16,550 shares of its Class B preferred stock for certain net assets of twelve Louisiana health care corporations.

     All of the above acquisitions have been accounted for using the purchase method with the purchase price allocated to the acquired assets and liabilities based on their respective estimated fair values at the acquisition dates. Such allocations were based on evaluations and estimations. A valuation adjustment in the amount of $2,000,000 has been assigned to the value of existing contracts for entities acquired in 1998.

     The purchase allocation is summarized as follows:

                                   1999          1998
                                -----------  -------------
Current assets                  $  133,849   $  3,630,796
Noncurrent assets                   25,000              -
Property and equipment                   -        439,745
Excess of cost over net assets
  of businesses acquired                 -      2,000,000
Current liabilities                (96,648)    (5,229,128)
Long-term liabilities                    -        (87,471)
                                -----------  -------------
                                $   62,201   $    753,942
                                ===========  =============

     Goodwill is being amortized over a period of 40 years.

(3)  RELATED PARTY TRANSACTIONS

     In January 1999, the Company sold 645,625 shares of common stock for $129,125 ($.20 per share) to a company owned by a relative of the Chairman of the Board at the time (the Chairman was subsequently removed by the Board). The Chairman of the Board charged the Company a fee in the amount of $5,125 to consummate this transaction. This private placement was never approved by the Board of Directors.

     In January 1999, the Company issued 1,251,995 shares of common stock to companies owned by relatives of the Chairman of the Board at the time. The shares were issued to retire loans made to the Company by the Chairman of the Board and a company owned by the deceased former Chairman of the Board. The Board of Directors never approved these transactions. The Board subsequently removed the Chairman from the Board. The shares were never returned and are still outstanding. In March 2000, the Company signed a settlement agreement and mutual release in return for another private placement of stock (see note 14). In addition, the former President of the Company agreed to return 200,000 shares of common stock in settlement of his involvement in the issuance of the shares.

     In April 1999, the Company issued 130,000 shares ($.20 per share) of common stock to the Chairman of the Board at the time for compensation for services performed.

     In December 1999, the Company issued 53,600 shares ($.40 per share) of common stock to the Chief Financial Officer for compensation for services performed and the repayment of $11,500 in loans made to the Company,

     On July 2, 1998, the Company completed a private offering of 1,500,000 shares of its common stock at an offering price of $.001 per share. Of the 1,500,000 offered, 1,499,138 shares were issued and sold. 283,000 shares were sold to a company owned by the son of the Chairman of the Board at the time, 666,138 shares were sold to the Chairman of the Board at the end of 1998, and 500,000 shares were sold to a close business associate of the Chairman of the Board, of which, 320,000 shares were subsequently transferred to the Chairman of the Board. The shares were issued for less than the par value of the shares. The excess of the par value over the proceeds from the placement has been charged to Additional paid-in capital. The Company has not determined whether the issuance met the requirements of state law.

     At December 31, 1998, $40,000 of the cash balance was pledged as collateral for a personal loan made by the president of PMP. The Board of Directors of the Company did not approve this transaction.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                       December  31,
                                   --------------------
                                     1999       1998
                                   ---------  ---------
Equipment                          $ 240,317  $ 206,179
Furniture and fixtures                 1,600      1,600
                                   ---------  ---------
  Total property and equipment       241,917    207,779
LESS ACCUMULATED DEPRECIATION AND
     Amortization                     95,903     70,188
                                   ---------  ---------
  Net property and equipment       $ 146,014  $ 137,591
                                   =========  =========

(5)  LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                   December  31,
                                                 -----------------
                                                   1999      1998
                                                 --------  --------
Notes payable (8), due March 10, 2001, with
  interest at 6.5% (see note 11)                 $251,100  $      -
Note payable in monthly installments of $868
  through September 2003; with interest at
  10.5%, unsecured                                 34,075    40,393
Note payable in monthly installments of $970
  through September 2004, with monthly
  installments increasing to $5,500 through
  August 2005, with interest, unsecured           115,126   119,006

NOTE PAYABLE IN MONTHLY INSTALLMENTS OF $3,700

THROUGH AUGUST 2004, UNSECURED                    208,033   224,169

Note payable to a bank, with interest at
  the lender's prime rate plus 2%, due
  March 5, 2000 (note 12),                              -    67,322
                                                 --------  --------
     Total long-term debt                         608,334   450,890
  Less current installments                        63,220    33,754
                                                 --------  --------
     Long-term debt, less
       current installments                      $545,114  $417,136
                                                 ========  ========

     Aggregate yearly maturities of long-term debt for the periods after December 31, 1999 are as follows:

                                            Years
                                          --------
                    2000                  $ 63,220
                    2001                   315,111
                    2002                    64,889
                    2003                    66,115
                    2004                    60,193
                    Thereafer               38,806
                                          --------
                                          $608,334
                                          ========

(6)  PREFERRED STOCK

     In 1999, the Company issued 3,500 shares of its Class B preferred stock in exchange for all of the outstanding stock of three health care companies (see note 2). In 1998, the Company issued 31,450 shares of its Class B preferred stock in exchange for all of the outstanding stock of four health care companies and certain net assets of twelve health care companies (see note 2). The Class B preferred shares have a face value of $100 per share, with an annual cumulative dividend equal to 8%, with a term of 24 months. The Class B preferred shares are convertible by the shareholders for the Company's common stock at anytime after 12 months from the date of issuance at a conversion rate equal to 80% of the then market price of the Company's common stock. The Class B preferred shares are redeemable by the Company at anytime in exchange for cash payment equal to the full-face amount of the shares plus accumulated dividends. At the end of the 24 month term, if not redeemed by the Company for cash equal to the face amount of the preferred shares, the shares automatically convert to common stock at a conversion rate equal to 80% of the then market bid price of the Company's common stock. See note 14 for subsequent events related to the creation and subsequent sale of the Company's Class E preferred stock.

(7)  FEDERAL INCOME TAX EXPENSE

     The estimated federal income tax expense for the year ended December 31, 1998 is eliminated by net operating loss carryforwards.

(8)  CONVERTIBLE SUBORDINATED DEBENTURES

     On August 3, 1998,  the Company  entered  into an  agreement  to issue,  as needed, $750,000 of 8% senior subordinated convertible redeemable debentures (the Debentures) due August 3, 1999. Interest on the outstanding balance is due and payable monthly commencing September 3, 1998. The Debentures may be converted into shares of the Company's stock at the lower of 75% of the closing bid price of the Company's stock the day immediately preceding the date of receipt by the Company of notice of conversion or by 75% of the closing bid price of the Company's stock on the five days immediately preceding the date of subscription by the holder as reported by the National Association of Securities Dealers Electronic Bulletin Board ("NASDAQ"). As of December 31, 1998, the Company had borrowed $400,000 of the $750,000. And, the holders of the Debentures converted $205,000 of the borrowings into 1,363,511 shares of the Company's common stock. The remaining $195,000 is recorded as a current liability at December 31, 1998. In 1999, the Company converted the remaining $195,000 into 1,223,787 shares of the Company's common stock.

(9)  LEASES

     The Company leases certain office space, furniture and equipment under operating leases. Future minimum lease payments under noncancellable operating leases at December 31, 1999 are as follows:

                   Year
                   ----
                   2000            $  73,633
                   2001               19,168
                                   ---------
                        Total      $  92,801
                                   =========

(10) INDUSTRY SEGMENTS

     The Company operated in two industries (health care and internet service providers) and two geographical locations (Texas and Louisiana) during 1999 and 1998. Professional Management Providers, Inc. provided health care services in the state of Louisiana (see note 12), and Unique Dawning, Inc. provided health care services in the state of Texas (see note 12). Networks On-Line, Inc. is an Internet service provider (ISP) in Texas. Segment and geographical information for the years ended December 31, 1999 and 1998 is as follows:

                                         1999           1998
                                     -------------  ------------
          Revenues:
            Health care - Louisiana  $    984,982   $         -
            ISP - Texas                   591,029       751,558
                                     -------------  ------------
                                     $  1,576,011   $   751,558
                                     =============  ============

         Operating income (loss):
           Health care - Louisiana   $     74,259   $         -
           ISP - Texas                    (29,765)      (54,621)
           Corporate expenses          (1,221,083)     (251,687)
                                     -------------  ------------
                                     $ (1,176,589)  $  (306,308)
                                     =============  ============

         Identifiable assets:
Health care - Louisiana              $    292,103   $   293,514
ISP - Texas                               630,916       644,874
Assets of discontinued
     operations                                 -     1,576,598
Corporate                                  25,052       168,911
                                     -------------  ------------
                                     $    948,071   $ 2,683,897
                                     =============  ============

Corporate expenses for the year ended December 31, 1999 are summarized as follows:


     Settled and pending litigation  $  400,000
     Investor relations                 373,702
     Contractual services               112,727
     Bad debt expenses                   86,000
     Legal fees                          71,198
     Accounting and audit fees           47,696
     Salaries and payroll taxes          38,131
     Other administrative expense        91,629
                                     ----------
       Total                         $1,221,083
                                     ==========


(11) LITIGATION

     The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business (primarily related to acquisitions and disposition of subsidiaries and related employment agreements). Management has not determined whether or not the probable resolution of such contingencies will have any additional material affect on the financial position of the Company or the results of operations. Included in long-term debt is $251,100 of liabilities related to settled litigation. In addition, approximately $150,000 is included in accounts payable and accrued expenses for pending litigation.

(12) DISPOSAL OF HEALTH CARE FACILITIES

     During 1999, a number of the facilities (6) in Louisiana owned by the Company's subsidiary, Professional Management Providers, Inc. were operating under Chapter 11 of the U.S. Bankruptcy Code. As a result of several disputes and lawsuits with former management of the subsidiary, the Trustee in bankruptcy closed the six subsidiary corporations of Home Care Center, Inc. in July 1999. Thereafter, the Company closed three of the remaining four facilities in Louisiana, and transferred ownership of the remaining one to the parent company. The one remaining facility was still in operation at December 31, 1999.

     In addition, the Company made several acquisitions during 1999 through its Unique Dawning, Inc. (UDI) subsidiary without board approval or corporate involvement. These facilities proved unmanageable, and as a result, Unique Dawning, Inc. was placed in Chapter 11 of the Bankruptcy Code in September 1999. Subsequently, the Trustee transferred the filing to Chapter 7, which provides for liquidation.

     As a result of these events, the Company recognized losses on the closing and disposal of the twelve facilities (nine under Professional Management Providers, Inc. (PMP) and three under Unique Dawning, Inc.). The loss has been reflected in the accompanying statement of operations as a loss from discontinued operations. No income tax credit has been provided against the loss due to the unavailability of recoverable taxes in prior periods. The losses were as follows:

                           PMP          UDI         Total
                       ------------  ----------  ------------
Loss on disposal       $(2,088,367)  $(639,273)  $(2,727,640)
Net earnings for 1999      586,309     230,959       817,268
                       ------------  ----------  ------------
  Net loss             $(1,502,058)  $(408,314)  $(1,910,372)
                       ============  ==========  ============

     Shown below is a summary of certain elements of PMP's and UDI's operations and net assets:

                      1999         1998
                   -----------  ----------
Revenues           $ 7,876,070  $8,148,863
Cost and expenses    7,058,802   7,099,045
                   -----------  ----------
  Net earnings     $   817,268  $1,049,818
                   ===========  ==========

Net assets         $ 2,727,640  $1,576,598
                   ===========  ==========

     RECLASSIFICATIONS

     The accounting for the disposal of the health care facilities was originally treated as an extraordinary item. The consolidated financial statements for 1999 and 1998 have been reclassified to account for the disposal as a loss from discontinued operations. These reclassifications did not have an affect on retained earnings (deficit) for 1999 or 1998.

(13) OPERATIONAL STATUS

     The current company is the survivor of a reverse merger, which occurred in 1997 and has expanded since then through both internal growth and acquisitions. During this growth period, the Company reported significant revenues in 1998 and 1999; however, the revenues reported for both years represented approximately one-half of a year's operations. This situation was due to significant acquisitions occurring in mid-year 1998 and the disposition (note 12) of a majority of those businesses in mid-year 1999. The management of the acquisition process and the management of those subsequent operations exposed the Company to significant legal liabilities (note 11).

     At December 31, 1999, current liabilities exceeded current assets by $733,063. At December 31, 1999, the Company primarily had two operational subsidiaries: one health care subsidiary located in Louisiana and one

     Internet Service Provider located in Houston, Texas. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities.

     In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, the success of a secondary placement and future acquisitions and operations. Management believes that actions presently being taken to obtain additional equity financing through a secondary offering and acquisitions and increasing sales in the technology sector will provide the opportunity to continue as a going concern.

(14) SUBSEQUENT EVENT

     During February and March 2000, the Company raised $200,000 through a private placement. The Company agreed to sell 2,000 shares of its Class E preferred stock at $100 per share. Each share of the Class E preferred stock, has an annual cumulative dividend equal to 8%, with a term of 12 months, and is convertible into 650 shares of the Company's common stock.

(15) YEAR 2000 ISSUE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define a specific year. Absent corrective actions, a computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions to various activities and operations.

     The Company primarily uses licensed software products in its operations with a significant portion of processes and transactions centralized in several particular accounting software packages. The Company has not experienced any year 2000 problems to date; however, the Company plans to continue to monitor the situation closely.

               COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                          INDEX FOR INTERIM FINANCIALS



JUNE  30,  2000  AND  1999

Consolidated  Financial  Statements:

     Balance Sheets - June 30, 2000 and December 31, 1999

     Statements of Operations - Three months and Six months ended June 30, 2000 and 1999

     Statements of Cash Flows - Six months ended June 30, 2000 and 1999

Notes  to  Consolidated  Financial  Statements


MARCH  31,  2000  AND  1999

Consolidated  Financial  Statements:

     Balance Sheets - March 31, 2000 and 1999

     Statements of Operations - Three months ended March 31, 2000 and 1999

     Statements of Cash Flows - Three months ended March 31, 2000 and 1999

Notes  to  Consolidated  Financial  Statements

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


The  Board  of  Directors  and  Stockholders
Comtech  Consolidation  Group,  Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Comtech Consolidation Group, Inc. and subsidiaries as of June 30, 2000, and the related condensed consolidated statements of operations and cash flows for the three-month and six month periods ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the condensed financial statements (and Note 13 to the annual financial statements for the year ended December 31, 1999 (not presented herein), certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 (and
Note  13)  to  the  respective  financial  statements.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of ComTech Consolidation Group, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 24, 2000, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                 /s/ R. E. Bassie & Co., P.C.


Houston,  Texas
August  11,  2000

                  COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEETS

                          June 30, 2000 and December 31, 1999
               (Unaudited - see accompanying accountants' review report)



                  Assets                                     2000            1999
                  ------                                 -------------  --------------
                                                                           (Audited)
Current assets:
  Cash                                                   $     41,696   $      21,710
  Accounts receivable, less allowances for contractual
    adjustments and doubtful accounts of $1,000
    in 2000 and 1999                                          432,919         110,007
  Prepaid expenses                                             74,008               -
                                                         -------------  --------------
    Total current assets                                      548,623         131,717
                                                         -------------  --------------

Note receivable                                                20,000          20,000

Property and equipment, net of accumulated
  depreciation and amortization                               130,791         146,014

Excess of cost over net assets of businesses
  acquired, less accumulated amortization of
  $42,500 in 2000 and $34,000 in 1999                         637,500         646,000

Other assets                                                    4,340           4,340
                                                         -------------  --------------
    Total assets                                         $  1,341,254   $     948,071
                                                         =============  ==============

     Liabilities and Stockholders' Equity
     ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses                       552,465         617,392
  Accrued salaries and related liabilities                    160,406         131,686
  Loans payable to shareholders                                42,482          42,482
  Notes payable                                                10,000          10,000
  Current installments of long-term debt                      306,959          63,220
                                                         -------------  --------------
    Total current liabilities                               1,072,312         864,780
Long-term debt, less current installments                     294,014         545,114
                                                         -------------  --------------
    Total liabilities                                       1,366,326       1,409,894
                                                         -------------  --------------

Stockholders' equity:
  Preferred stock, $.01 par value.  Authorized
    1,000,000 shares: issued and outstanding,
    31,562 shares in 2000 and 31,028 shares in 1999               358             310
  Common stock, $.00967 par value.  Authorized
    30,000,000 shares: issued and outstanding,
    27,923,290 shares in 2000 and 22,077,072
    shares in 1999                                            270,018         213,485
  Additional paid-in capital                                2,363,395       2,024,806
  Retained earnings (deficit)                              (2,658,843)     (2,700,424)
                                                         -------------  --------------
    Total stockholders' equity (deficit)                      (25,072)       (461,823)

Commitments and contingent liabilities
                                                         -------------  --------------
    Total liabilities and stockholders' equity           $  1,341,254   $     948,071
                                                         =============  ==============

See  accompanying  notes  to  consolidated  financial  statements.

                      COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF OPERATIONS

                           Three months ended June 30, 2000 and 1999
                   (Unaudited - see accompanying accountants' review report)



                                                            2000                 1999
                                                     -------------------  -------------------
 Revenues:
   Patient service revenue, net                      $          317,661   $          238,540
   Internet service revenue                                     130,337              185,580
                                                     -------------------  -------------------
       Total revenues                                           447,998              424,120
                                                     -------------------  -------------------

 Operating expenses:
   Health care operations                                       207,704              143,964
   Internet operations                                          116,862              159,250
   Corporate operations                                          84,714               51,395
   Amortization                                                   4,250                6,300
   Depreciation                                                  12,211                9,849
                                                     -------------------  -------------------
     Total operating expenses                                   425,741              370,758
                                                     -------------------  -------------------

     Operating income                                            22,257               53,362

 Other income (expenses):
   Interest income                                                    -                    4
   Interest expense                                                  (6)                (938)
                                                     -------------------  -------------------
     Net earnings (loss) from continuing operations              22,251               52,428

 Earnings from discontinued operations                                -              837,839
                                                     -------------------  -------------------
     Net earnings                                    $           22,251   $          890,267
                                                     ===================  ===================

 Earnings per share:
   Basic:
     Net earnings from continuing operations         $             0.00   $             0.00
                                                     ===================  ===================
     Net earnings from discontinued operations       $                -   $             0.04
                                                     ===================  ===================
     Net earnings                                    $             0.00   $             0.05
                                                     ===================  ===================

   Diluted:
     Net earnings from continuing operations         $             0.00   $             0.00
                                                     ===================  ===================
     Net earnings from discontinued operations       $                -   $             0.04
                                                     ===================  ===================
     Net earnings                                    $             0.00   $             0.04
                                                     ===================  ===================

 Weighted average common shares:
     Basic                                                   23,737,296           18,956,000
                                                     ===================  ===================
     Diluted                                                 26,111,026           20,851,600
                                                     ===================  ===================

 See  accompanying  notes  to  consolidated  financial  statements.

                      COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF OPERATIONS

                            Six months ended June 30, 2000 and 1999
                   (Unaudited - see accompanying accountants' review report)


                                                            2000                 1999
                                                     -------------------  -------------------
 Revenues:
   Patient service revenue, net                      $          673,639   $          538,635
   Internet service revenue                                     299,521              344,780
                                                     -------------------  -------------------
       Total revenues                                           973,160              883,415
                                                     -------------------  -------------------

 Operating expenses:
   Health care operations                                       451,251              395,680
   Internet operations                                          263,868              301,189
   Corporate operations                                         183,953              128,092
   Amortization                                                   8,500               12,600
   Depreciation                                                  23,940               19,573
                                                     -------------------  -------------------
     Total operating expenses                                   931,512              857,134
                                                     -------------------  -------------------

     Operating income                                            41,648               26,281

 Other income (expenses):
   Interest income                                                    -                   14
   Interest expense                                                 (67)              (1,876)
                                                     -------------------  -------------------
     Net earnings from continuing operations                     41,581               24,419

 Earnings from discontinued operations                                -            1,613,719
                                                     -------------------  -------------------
     Net earnings                                    $           41,581   $        1,638,138
                                                     ===================  ===================

 Earnings per share:
   Basic:
     Net earnings (loss) from continuing operations  $             0.00   $             0.00
                                                     ===================  ===================
     Net earnings from discontinued operations       $                -   $             0.09
                                                     ===================  ===================
     Net earnings                                    $             0.00   $             0.09
                                                     ===================  ===================

   Diluted:
     Net earnings (loss) from continuing operations  $             0.00   $             0.00
                                                     ===================  ===================
     Net earnings from discontinued operations       $                -   $             0.08
                                                     ===================  ===================
     Net earnings                                    $             0.00   $             0.08
                                                     ===================  ===================

 Weighted average common shares:
     Basic                                                   25,167,617           17,856,000
                                                     ===================  ===================
     Diluted                                                 27,684,379           19,641,600
                                                     ===================  ===================

 See  accompanying  notes  to  consolidated  financial  statements.

                        COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Six months ended June 30, 2000 and 1999
                     (Unaudited - see accompanying accountants' review report)


                                                                       2000             1999
                                                                 ----------------  ---------------
 Cash flows from operating activities:
   Net earnings                                                  $        41,581   $    1,638,138
   Earnings from discontinued operations                                       -       (1,613,719)
                                                                 ----------------  ---------------
   Net earnings from continuing operations                                41,581           24,419
   Adjustments to reconcile net earnings (loss) from continuing operations to net cash used in operating activities:
       Depreciation and amortization of property and equipment            23,940           19,573
       Amortization of excess of cost over net
         assets of businesses acquired                                     8,500           12,600
       Stock issued for services                                         147,800                -
       (Increase) decrease in assets:
         Accounts receivable                                            (322,912)             (49)
         Prepaid expenses                                                (74,008)               -
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses                           (64,927)         (48,947)
         Accrued salaries and related liabilities                         28,720           81,573
                                                                 ----------------  ---------------
           Net cash provided by (used in) continuing operations         (211,306)          89,169
           Net cash used in discontinued operations                            -         (125,328)
                                                                 ----------------  ---------------
             Net cash used in operating activities                      (211,306)         (36,159)
                                                                 ----------------  ---------------

 Cash flows from investing activities:
   Purchase of property and equipment                                     (8,717)         (26,637)
                                                                 ----------------  ---------------
             Net cash used in investing activities                        (8,717)         (26,637)
                                                                 ----------------  ---------------

 Cash flows from financing activities:
   Principal payments on long-term debt                                   (7,361)         (27,948)
   Proceeds from issuance of shares under private placement              247,370          114,000
                                                                 ----------------  ---------------
             Net cash provided by operating activities                   240,009           86,052
                                                                 ----------------  ---------------

             Net increase in cash                                         19,986           23,256

 Cash at beginning of year                                                21,710           40,505
                                                                 ----------------  ---------------
 Cash at end of period                                           $        41,696   $       63,761
                                                                 ================  ===============

 Supplemental schedule of cash flow information:
   Interest paid                                                 $            67   $        1,876
                                                                 ================  ===============

 See  accompanying  notes  to  consolidated  financial  statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  GENERAL

     Comtech Consolidation Group, Inc. (Comtech or the Company) is a Houston Texas based consolidation Company that is focused on acquiring and building businesses through acquisitions, with an emphasis toward technology. The Company currently has technology operations in Houston, Texas operating under the name Networks On-line, Inc. and healthcare operations in Louisiana, operating under the name A-1 Bayou. All acquired companies become the direct property of Comtech and are run as wholly owned subsidiaries. Comtech directly manage the financial and administrative functions of all of its subsidiaries.

     The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation for each of the periods presented. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

     As contemplated by the Securities and Exchange Commission (SEC) under Rules of Regulation S-B, the accompanying consolidated financial statements and related footnotes have been condensed and do not contain certain information that will be included in the Company's annual consolidated financial statements and footnotes thereto. For further information, refer to the Company's 1999 audited consolidated financial statements and related footnotes.

(2)  FEDERAL INCOME TAX EXPENSE

     The estimated federal income tax expense for the three-month and six-month periods ended June 30, 2000 and 1999 is eliminated by net operating loss carryforwards.

(3)  OPERATIONAL STATUS

     At June 30, 2000, current liabilities exceeded current assets by $523,689. At June 30, 2000, the Company primarily had two operational subsidiaries: one Internet Service Provider located in Houston, Texas and one healthcare subsidiary located in Louisiana. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities. However, a new Board was elected in late January 2000, which hired a new management team. The new management installed management practices, which resulted in a substantial reduction of corporate expenses. New management also negotiated settlements on a substantial portion of corporate debt, decreasing debt by over $112,000 in the first quarter. To overcome the shortfall in operating expenses, management has raised approximately $400,000 in operating capital through private placements of the Company's common and preferred stock. Total assets at June 30, 2000 increased by $393,183 compared to total assets at December 31, 1999.

     Management believes that actions presently being taken to obtain additional equity financing through a secondary offering will provide adequate working capital over the next 12 months, without creating new debt. Acquisitions and increasing sales in the technology sector will provide the opportunity for the Company to continue as a going concern. A more complete profile of management plans is shown in the 2nd quarter 10QSB, Item 2.


ITEM 2- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 1999

Revenues for the six months and three months ended June 30, 2000 increased by $89,745 or 10.2% and $23,878 or 5.6%, respectively, over the comparable periods a year earlier. Increase in sales was primarily due to increase patient census in the health care subsidiary.

Net earnings from continuing operations for the six and three months ended June 30, 2000 increased by $17,162 and decreased by $30,177, respectively.

LIQUIDITY  AND  CAPITAL  RESOURCES

During the quarter ended June 30, 2000, the Company raised $47,370 through private placements. The funds were used to pay for corporate operations. The
Company had filed Form SB-2 with the Securities and Exchange Commission to register 27,000,000 shares of common stock for sale to the public. The Company expects to raise approximately $4,000,000 with this offering. There can be no assurance that the Company will be successful in this effort.

SUBSIDIARY  OVERVIEW

NETWORKS ON-LINE, INC. (NOL) is a wholly owned subsidiary of Comtech whose primary business is providing high speed Internet Access, Video Conferencing, Web Hosting and other bundled Internet Services. Management's goal is to build the revenue base of Networks On-line, Inc. from its current base of approximately $550,000 annually, to over $2 million annually during the next twelve months. To accomplish this task, management had hired an experienced ISP operator whose compensation is performance based and incentive laden to promote achievement of Company's goals. Comtech will also seek to grow NOL through acquisitions and groom NOL for a potential spin-off to increase shareholder value.

A1-BAYOU is a wholly owned subsidiary of Comtech. A-1 Bayou operates in the home health care industry. A-1 Bayou has grown its current operations to generate annual revenues of approximately $1.5 million. Last year the company opened a second office in the Jeanerette, Louisiana area. A-1 Bayou is managed and operated by experienced health care administrator. The administrator is responsible for the growth and management of the day-to-day operations of A-1 Bayou.

MARKETING  ANALYSIS

Comtech subsidiaries operate in two basic market segments: technology and healthcare. Each segment is highly fragmented with the major players putting tremendous pressure on the smaller companies to complete. As a Micro-cap company, Comtech is always searching for under served or niche sectors of the market. By identifying these opportunities, Comtech seeks to provide the consumer with superior service while also partnering with the smaller retailers nationally, giving them a competitive edge as they compete for market share against the larger companies.

MARKETING  PLAN

NETWORKS  ON-LINE,  INC.

The Company intends to increase marketing efforts across the board for all subsidiaries in a cost-effective manner. Management will develop a defined and targeted marketing campaign for Networks On-Line, Inc. through a variety of print and media advertising and marketing programs. These programs will be designed to grow the subscriber base of NOL, while seeking to develop added revenue streams available to the company.

FINANCIAL  PLAN

Management's goals are to increase revenues to $10 to $12 million dollars over the next 12-month period, with revenues increasing to over $20 million dollars in 24 months. The company plans to grow revenue through internal growth and acquisitions, with the acquisitions financed primarily through the issuance of restricted common shares or preferred stock. Management plans to complete a private placement of common stock to properly fund the operations of the parent company.

The increase in profits generated by acquiring profitable companies and providing superior, cost effective management and back office functions will provide Comtech with the necessary capital to grow the company.

CONCLUSION

By successfully executing the company's business plan Comtech will be able to grow the company into a valuable profitable entity. With the tremendous consolidation and spin-off opportunities available to the Company and its shareholders, Comtech will provide its customers the best service and content in the industry.

INDEPENDENT  ACCOUNTANTS'  REPORT
---------------------------------


The  Board  of  Directors  and  Stockholders
Comtech  Consolidation  Group,  Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Comtech Consolidation Group, Inc. and subsidiaries as of March 31, 2000, and the related condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2000 and 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the condensed financial statements (and Note 13 to the annual financial statements for the year ended December 31, 1999 (note presented herein), certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5 (and
Note  13)  to  the  respective  financial  statements.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of ComTech Consolidation Group, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 24, 2000, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                           /s/ R. E. Bassie & Co., P.C.


Houston,  Texas
May  13,  2000

               COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                      March 31, 2000 and December 31, 1999
            (Unaudited - see accompanying accountants' review report)


                       Assets                                2000            1999
                       ------                            -------------  --------------
                                                                            (Audited)
Current assets:
  Cash                                                   $     64,082   $      21,710
  Accounts receivable, less allowances for contractual
    adjustments and doubtful accounts of $1,000
    in 2000 and 1999                                          272,578         110,007
  Prepaid expenses                                             66,000               -
                                                         -------------  --------------
    Total current assets                                      402,660         131,717
                                                         -------------  --------------

Note receivable                                                20,000          20,000

Property and equipment, net of accumulated
  depreciation and amortization                               134,285         146,014

Excess of cost over net assets of businesses
  acquired, less accumulated amortization of
  $38,250 in 2000 and $34,000 in 1999                         641,750         646,000

Other assets                                                    4,340           4,340
                                                         -------------  --------------
    Total assets                                         $  1,203,035   $     948,071
                                                         =============  ==============

        Liabilities and Stockholders' Equity
        ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses                       499,580         617,392
  Accrued salaries and related liabilities                    144,598         131,686
  Loans payable to shareholders                                42,482          42,482
  Notes payable                                                 8,250          10,000
  Current installments of long-term debt                      308,754          63,220
                                                         -------------  --------------
    Total current liabilities                               1,003,664         864,780
Long-term debt, less current installments                     294,014         545,114
                                                         -------------  --------------
    Total liabilities                                       1,297,678       1,409,894
                                                         -------------  --------------

Stockholders' equity:
  Preferred stock, $.01 par value.  Authorized
    1,000,000 shares: issued and outstanding,
    31,562 shares in 2000 and 31,028 shares in 1999               316             310
  Common stock, $.00967 par value.  Authorized
    30,000,000 shares: issued and outstanding,
    24,308,634 shares in 2000 and 22,077,072
    shares in 1999                                            235,064         213,485
  Additional paid-in capital                                2,351,071       2,024,806
  Retained earnings (deficit)                              (2,681,094)     (2,700,424)
                                                         -------------  --------------
    Total stockholders' equity (deficit)                      (94,643)       (461,823)

Commitments and contingent liabilities
                                                         -------------  --------------
    Total liabilities and stockholders' equity           $  1,203,035   $     948,071
                                                         =============  ==============

See  accompanying  notes  to  consolidated  financial  statements.

                       COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF OPERATIONS

                           Three months ended March 31, 2000 and 1999
                   (Unaudited - see accompanying accountants' review report)


                                                             2000                 1999
                                                      -------------------  -------------------
 Revenues:
   Patient service revenue, net                       $          355,978   $          300,095
   Internet service revenue                                      169,184              159,200
                                                      -------------------  -------------------
       Total revenues                                            525,162              459,295
                                                      -------------------  -------------------

 Operating expenses:
   Health care operations                                        243,547              251,716
   Internet operations                                           147,006              141,939
   Corporate operations                                           99,239               76,697
   Amortization                                                    4,250                6,300
   Depreciation                                                   11,729                9,724
                                                      -------------------  -------------------
     Total operating expenses                                    505,771              486,376
                                                      -------------------  -------------------

     Operating income (loss)                                      19,391              (27,081)

 Other income (expenses):
   Interest income                                                     -                   18
   Interest expense                                                  (61)                (938)
                                                      -------------------  -------------------
     Net earnings (loss) from continuing operations               19,330              (28,001)

 Earnings from discontinued operations                                 -              775,880

     Net earnings                                     $           19,330   $          747,879
                                                      ===================  ===================

 Earnings per share:
   Basic:
     Net earnings (loss) from continuing operations   $                -   $                -
                                                      ===================  ===================
     Net earnings from discontinued operations        $                -   $             0.04
                                                      ===================  ===================
     Net earnings                                     $                -   $             0.04
                                                      ===================  ===================

   Diluted:
     Net earnings (loss) from continuing operations   $                -   $                -
                                                      ===================  ===================
     Net earnings from discontinued operations        $                -   $             0.04
                                                      ===================  ===================
     Net earnings                                     $                -   $             0.04
                                                      ===================  ===================

 Weighted average common shares:
     Basic                                                    22,521,890           17,726,000
                                                      ===================  ===================
     Diluted                                                  24,774,079           19,498,600
                                                      ===================  ===================

 See  accompanying  notes  to  consolidated  financial  statements.

                       COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                           Three months ended March 31, 2000 and 1999
                   (Unaudited - see accompanying accountants' review report)


                                                                       2000             1999
                                                                 ----------------  ---------------
 Cash flows from operating activities:
   Net earnings                                                  $        19,330   $      747,879
   Earnings from discontinued operations                                       -         (775,880)
                                                                 ----------------  ---------------
   Net earnings (loss) from continuing operations                         19,330          (28,001)
   Adjustments to reconcile net earnings (loss) from continuing operations to net cash used in operating activities:
       Depreciation and amortization of property and equipment            11,729            9,724
       Amortization of excess of cost over net
         assets of businesses acquired                                     4,250            6,300
       (Increase) decrease in assets:
         Accounts receivable                                            (162,571)         (15,627)
         Prepaid expenses                                                (66,000)               -
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses                            31,788           55,564
         Accrued salaries and related liabilities                         12,912         (102,302)
                                                                 ----------------  ---------------
           Net cash used in continuing operations                       (148,562)         (74,342)
           Net cash used in discontinued operations                            -          (31,387)
                                                                 ----------------  ---------------
             Net cash used in operating activities                      (148,562)        (105,729)
                                                                 ----------------  ---------------

 Cash flows from investing activities:
   Purchase of property and equipment                                          -          (13,916)
                                                                 ----------------  ---------------
             Net cash used in investing activities                             -          (13,916)
                                                                 ----------------  ---------------

 Cash flows from financing activities:
   Principal payments on long-term debt                                   (5,566)         (17,678)
   Repayment of short-term note payable                                   (3,500)               -
   Proceeds from issuance of shares under private placement              200,000          104,000
                                                                 ----------------  ---------------
             Net cash provided by operating activities                   190,934           86,322
                                                                 ----------------  ---------------

             Net increase (decrease) in cash                              42,372          (33,323)

 Cash at beginning of year                                                21,710           40,505
                                                                 ----------------  ---------------
 Cash at end of period                                           $        64,082   $        7,182
                                                                 ================  ===============

 Supplemental schedule of cash flow information:
   Interest paid                                                 $            61   $        3,532
                                                                 ================  ===============

 See  accompanying  notes  to  consolidated  financial  statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  GENERAL

     Comtech Consolidation Group, Inc. (Comtech or the Company) is a Houston Texas based consolidation Company that is focused on acquiring and building businesses through acquisitions, with an emphasis toward technology. The Company currently has technology operations in Houston, Texas operating under the name Networks On-line, Inc. and healthcare operations in Louisiana, operating under the name A-1 Bayou. All acquired companies become the direct property of Comtech and are run as wholly owned subsidiaries. Comtech directly manage the financial and administrative functions of all of its subsidiaries.

     The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation for each of the periods presented. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

     As contemplated by the Securities and Exchange Commission (SEC) under Rules of Regulation S-B, the accompanying consolidated financial statements and related footnotes have been condensed and do not contain certain information that will be included in the Company's annual consolidated financial statements and footnotes thereto. For further information, refer to the Company's 1999 audited consolidated financial statements and related footnotes.

(2)  PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows at March 31, 2000 and December 31, 1999:

                                 2000      1999
                               --------  --------
Equipment                      $240,317  $240,317
Furniture and fixtures            1,600     1,600
                               --------  --------
Total property and equipment    241,917   241,917
Less accumulated depreciation   107,632    95,903
                               --------  --------
  Net property and equipment   $134,285  $146,014
                               ========  ========

(3)  LONG-TERM DEBT

     Long-term debt at March 31, 2000 and December 31, 1999 are as follows:

                             2000      1999
                           --------  --------

Long-term debt             $602,768  $608,334
Less current installments   308,754    63,220
                           --------  --------
                           $294,014  $545,114
                           ========  ========

(4)  FEDERAL INCOME TAX EXPENSE

     The estimated federal income tax expense for the three-month periods ended March 31, 2000 and 1999 is eliminated by net operating loss carryforwards.

(5)  OPERATIONAL STATUS

     At March 31, 2000, current liabilities exceeded current assets by $601,004. At March 31, 2000, the Company primarily had two operational subsidiaries: one Internet Service Provider located in Houston, Texas and one healthcare subsidiary located in Louisiana. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities.

     However, a new Board was elected in late January 2000, which hired a new management team. The new management installed management practices, which resulted in a substantial reduction of corporate expenses. New management also negotiated settlements on a substantial portion of corporate debt, decreasing debt by over $112,000 in the first quarter. To overcome the shortfall in operating expenses, management has raised over $250,000 in operating capital through private placements of preferred stock. Total assets at March 31, 2000 increased by $274,964 compared to December 31, 1999.

     Management believes that actions presently being taken to obtain additional equity financing through a secondary offering will provide adequate working capital over the next 12 months, without creating new debt. Acquisitions and increasing sales in the technology sector will provide the opportunity for the Company to continue as a going concern. A more complete profile of management plans is shown in the 1st quarter 10QSB, Item 2.

(6)  SUBSEQUENT EVENTS

     On May 12, 2000, the shareholders voted to increase the number of authorized shares of the Company's common stock from 30,000,000 shares to 100,000,000 shares. In addition, the shareholders also approved a performance based stock option plan for the Company. The Board of Directors gave authorization for management to proceed with the preparation of SEC Form SB-2 to register a certain number of shares of common stock to be sold to obtain funds for working capital, retire debt and for use in making acquisitions of technology related entities, some of which the Company has already signed letters of intent to purchase. An investment banking firm has been engaged to assist with this placement of stock.


ITEM 2- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE  MONTHS  ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

Total revenues for the three months ended March 31, 2000 and 1999 were $525,162 and $459,295, respectively, which is an increase of $65,867 or approximately 14%.

Net earnings (loss) from continuing operations for the three months ended March 31, 2000 and 1999 was $19,330 and $(28,001) respectively, which represents a increase of $47,331. The increase in net earnings for this period is primarily attributable to new management implementation of a plan to reduce operating expenses and increasing revenue at the four remaining subsidiaries.

LIQUIDITY  AND  CAPITAL  RESOURCES

During February and March 2000, the Company raised $200,000 through a private placement. The Company sold 2,000 shares of its Class E preferred stock at $100 per share. The funds were used to pay for corporate operations. The Company is currently in negotiations with a current investor to raise additional equity capital for the Company. The Company also plans to obtain additional equity financing through a secondary offering within the next sixty days. There can be no assurance that the Company will be successful in these efforts.

SUBSIDIARY  OVERVIEW

NETWORKS ON-LINE, INC. (NOL) is a wholly owned subsidiary of Comtech whose primary business is providing high speed Internet Access, Video Conferencing, Web Hosting and other bundled Internet Services. Management's goal is to build the revenue base of Networks On-line, Inc. from its current base of approximately $550,000 annually, to over $2 million annually during the next twelve months. To accomplish this task, management will hire an experienced ISP operator whose compensation will be performance based and incentive laden to promote achievement of Company's goals. Comtech will also seek to grow NOL through acquisitions and groom NOL for a potential spin-off to increase shareholder value.

A1-BAYOU is a wholly owned subsidiary of Comtech. A-1 Bayou operates in the home health care industry. A-1 Bayou has grown its current operations to generate annual revenues of approximately $1.5 million. Last year the company opened a second office in the Jeanerette, Louisiana area. A-1 Bayou is managed and operated by Karvett Queen. Ms. Queen is responsible for the growth of A-1 Bayou, having opened the second branch office last year and continues to manage the day-to-day operations of A-1 Bayou.

E-MEDICAL/HME-DME DIVISION (E-MEDICAL) - Comtech currently has an outstanding letter of Intent to acquire all the operating assets of Gold Cross Medical and affiliated web sites. E-Medical will concentrate its efforts on the development of Independenceworld.com and Drynight.com. E-Medical will seek to build independenceworld.com into the Web's most successful healthcare superstore, taking a "clicks and bricks" approach to the business. A chain of retail facilities located strategically as necessary will support both sites. The Web superstore currently offers thousands of name brand products for sales in a secure environment. Shoppers can view products' detailed photos, descriptions and pricing information from the Web's superstore 24 hours a day, seven day's a week. This subsidiary has the potential to contribute tremendous revenue growth to ComTech's bottom line.

MARKETING  ANALYSIS

Comtech subsidiaries operate in two basic market segments: technology and healthcare. Each segment is highly fragmented with the major players putting tremendous pressure on the smaller companies to complete. As a Micro-cap company, Comtech is always searching for under served or niche sectors of the market. By identifying these opportunities, Comtech seeks to provide the consumer with superior service while also partnering with the smaller retailers nationally, giving them a competitive edge as they compete for market share against the larger companies.

One such sector management has identified is the e-medical sector. This sector has been slow to see the value of the New Economies convergence of "clicks and bricks." Due to the tremendous pressure e-commerce only companies are currently experiencing management feels that the predictable revenue stream the retail locations will provide should help offset those net-only challenges. This strategy will also give Comtech a national distribution channel for the Web sites.

Comtech mission in the e-medical sector is to provide the consumer with the benefits of the Internet without losing the personal service touch and local feel of the business.

The expertise of the professionals in the field will be an invaluable resource to the success of the Web superstore. Comtech will build a national support channel of retail DME/HME retail locations to support the Web e - medical superstore through organic growth as well as acquisitions.

Management will also build out a business-to-business opportunity by providing smaller DME/HME facilities with the ability to auction off used equipment or excess inventory to other operators nationally. In addition to the auction capabilities of the site, Comtech will buy and sell used and excess inventory as needed. The site will also provide customers with valuable regional content targeted at the problems facing today's senior population.

MARKETING  PLAN

NETWORKS  ON-LINE,  INC.

The Company intends to increase marketing efforts across the board for all subsidiaries in a cost-effective manner. Management will develop a defined and targeted marketing campaign for Networks On-Line, Inc. through a variety of print and media advertising and marketing programs. These programs will be designed to grow the subscriber base of NOL, while seeking to develop added revenue streams available to the company.

E-MEDICAL  DIVISION

Comtech will seek to market this division mainly through the Internet and targeted Media. As this division develops into an e-medical portal site, Comtech will implement marketing programs and partnerships designed to drive significant Internet traffic to these sites. The company is currently planning to leverage the talent of Web developer and Internet marketing firm Interlucent.com in addition to Networks On-Line, Inc. to complete an overhaul of the current sites and implement an Internet marketing strategy.

FINANCIAL  PLAN

Management's goals are to increase revenues to $10 to $12 million dollars over the next 12-month period, with revenues increasing to over $20 million dollars in 24 months. The company plans to grow revenue through internal growth and acquisitions, with the acquisitions financed primarily through the issuance of


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restricted  common  shares  or  preferred stock.  Management plans to complete a private placement of common stock to properly fund the operations of the parent company.

The increase in profits generated by acquiring profitable companies and providing superior, cost effective management and back office functions will provide Comtech with the necessary capital to grow the company.

CONCLUSION

By successfully executing the company's business plan Comtech will be able to grow the company into a valuable profitable entity. With the tremendous consolidation and spin-off opportunities available to the Company and its shareholders, Comtech will play a major role in revolutionizing the e-medical industry and at the same time provide its customers the best service and content in the industry.


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                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICER

1. Section 145 of the Delaware General Corporation Laws ("DGCL") provides, in relevant part, as follows: "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any  indemnification  under  subsections  (a)  and (b) of this  section
     (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such


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     determination  shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate."

2. Comtech Consolidation Group, Inc. (the "Registrant") has not provided for indemnification of its directors or officers in its organizing documents.


3. The Registrant may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as a representative of the Registrant, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


  SEC Registration Fee. . . . . . . . . . . . . . . .  $ 1,069
  NASD Filing Fee . . . . . . . . . . . . . . . . . .      ---
  Legal Fees and Expenses . . . . . . . . . . . . . .   30,000
  Accounting Fees and Expenses. . . . . . . . . . . .   20,000
  Blue Sky Fees and Expenses (including counsel fees)    3,500
  Federal Taxes . . . . . . . . . . . . . . . . . . .      ---
  State Taxes and Fees  . . . . . . . . . . . . . . .      ---
  Printing and Engraving Expenses . . . . . . . . . .    5,000
  Transfer Agent and Registrar Fees and Expenses. . .    2,000
  Expenses by Selling Shareholders. . . . . . . . . .      ---
  Miscellaneous . . . . . . . . . . . . . . . . . . .      ---
            Total . . . . . . . . . . . . . . . . . .  $61,569
                                                       =======


ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

Between March 31, 2000 and June 30, 2000, the Company raised $40,500 through the private sale of Common Stock to existing shareholders of the Company.

During February and March 2000, the Company raised $200,000 through a private placement. The Company entered into an agreement with Jim Thuney, a Comtech shareholder, to sell Mr. Thuney up to 2,000 shares of its Class E preferred stock at $100 per share. Each share of the Class E preferred stock, has an annual cumulative dividend equal to 8%, a term of 12 months, and is convertible into 650 shares of the Company's Common Stock.


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Effective  January  1,  1999,  the Company, through its wholly-owned subsidiary,
PMP, issued 1,000 shares of its Class B preferred stock (see note 6) for all of the outstanding stock of Clinical Concepts, Inc., a Louisiana health care corporation. On the same day, the Company sold Clinical Concepts Inc. to an individual for a long-term note receivable in the amount of $30,000. The note receivable is due in six annual installments of $5,000.

Effective March 26, 1999, the Company, through its wholly-owned subsidiary, Unique Dawning, Inc., issued 2,500 shares of its Class B preferred stock (see note 6) for all of the outstanding stock of two Texas health care corporations.

Effective February 15, 1998, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of Professional Management Providers, Inc. (PMP), a Louisiana health care management corporation.

Effective April 1, 1998, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of Unique Dawning, Inc., a Texas health care corporation.

Effective June 30, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 2,000 shares of its Class B preferred stock for all of the outstanding stock of Superior Quality Health Care, Inc., a Texas health care corporation.

Effective July 30, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 11,000 shares of its Class B preferred stock for all of the outstanding stock of Home Care Center, Inc., a Louisiana health care corporation (see note
11).

Effective August 13, 1998, the Company, through its wholly owned subsidiary, PMP, issued 1,300 shares of its Class B preferred stock for all of the outstanding stock of Magnolia Home Health, Inc., a Louisiana health care corporation.

Effective October 3, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 600 shares of its Class B preferred stock for all of the outstanding stock of A-1 Bayou Health 2000, Inc., a Louisiana health care corporation.

Between July 1, 1998 and December 29, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 16,550 shares of its Class B preferred stock for certain net assets of twelve Louisiana health care corporations.

All of the above acquisitions have been accounted for using the purchase method with the purchase price allocated to the acquired assets and liabilities based on their respective estimated fair values at the acquisition dates. Such allocations were based on evaluations and estimations. A valuation adjustment in the amount of $2,000,000 has been assigned to the value of existing contracts for entities acquired in 1998.

ITEM  27.  EXHIBITS

3.1  Certificate of Incorporation of the Registrant, as amended.

3.2  Bylaws of the Company.

5.1  Opinion of Warner & Washington L.L.P.

10.1 Lease Agreement dated as of June 19, 1998, between the Registrant and Mack-Call Texas Property, L.P.


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10.2 Stock Subscription  Agreement,  dated February 23, 2000, by and between the
     Registrant and Jim Thuney for the sale of up to 2,000 shares of Class E Preferred Stock.

10.3 DSL Partnership Program Agreement, dated May 24, 1999, by and between the Networks On-Line, Inc. and Southwestern Bell Telephone Company.

10.4 Database Access Agreement, dated September 2, 1999, by and between Networks On-Line, Inc. and Southwestern Bell Telephone Company.

10.5 Ascend Lease Agreement, dated June 12, 1998, by and between Networks On-Line, Inc. and Ascend Credit Corporation.

10.6 Basic Internet Service Agreement, dated April 30, 1998, by and between Networks On-Line, Inc. and Savvis Communications Corporation.

10.7 Receipt, Release and Indemnity Agreement dated as of March 10, 2000, among the Registrant, Neva Kannon Durbin, John L. Fontana, Phyllisine C. Glass, Shelisi Oliver, Barbara Culberson, Lizzie Jefferson, Anita Jones, Kimberly Rankin, and CCGI Settlement Group, L.L.C. (to be filed)

10.8 Comtech Consolidation Group, Inc. 2000 Stock Option Plan (to be filed)

21.1 List of Subsidiaries of the Registrant.

23.1 Consent of R.E. Bassie & Co., P.C.

23.2 Awareness Letter R.E. Bassie & Co., P.C.

23.3 Consent of Warner & Washington L.L.P.

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and


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          iii. To include any additional or changed  material  information  with respect to the plan of distribution.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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                                   SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Houston State of Texas on August 30, 2000.

Comtech  Consolidation  Group,  Inc.

By:  /s/  Walter  D.  Davis
     ----------------------
     Walter  D.  Davis,  Chief  Executive  Officer
In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature                                Date
-------------------------                -------------------------

By:     /s/  Walter  D.  Davis           August  30,  2000
        ------------------------
        Walter  D.  Davis


By:     /S/  Lamont  J.  Waddell         August  30,  2000
        ------------------------
        Lamont  J.  Waddell


By:                                      August  __,  2000
        ------------------------
        Vincent  E.  Alexander


By:     /s/ Dr. Beatrice Beasley         August  30,  2000
        ------------------------
        Dr.  Beatrice  Beasley


By:     /s/  Jesse  Funchess             August  30,  2000
        ------------------------
        Jesse  Funchess,  JD


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